EXHIBIT 10.29

EL POLLO LOCO FRANCHISE AGREEMENT

Dated: _____________________

Location:

Franchisee:

Effective March 2, 2004

EL POLLO LOCO FRANCHISE AGREEMENT

19.	RIGHTS AND OBLIGATIONS UPON TERMINATION	32

20.	RIGHTS TO A SUCCESSOR FRANCHISE	33

21.	PROPRIETARY RIGHTS AND UNFAIR COMPETITION	34

22.	FRANCHISEE ASSOCIATION	39

23.	RESOLUTION OF DEVELOPMENT DISPUTES	39

24.	MISCELLANEOUS PROVISIONS	39

25.	EFFECTIVE DATE	43

26.	ACKNOWLEDGMENTS	43

27.	SIGNATURES	43

EL POLLO LOCO

FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement”), dated for identification purposes only as of                         , 200    , is made and entered into by and between EL POLLO LOCO, INC., a Delaware corporation (the “Company”), and                                  (“Franchisee”).

A.     The Company operates and franchises others to operate a number of retail outlets for the sale of flame-broiled food items and related products, in connection with the “El Pollo Loco” name and the Company’s distinctive plan of food service operation.

B.     Franchisee desires to operate a restaurant under the Company’s name and to utilize the Company’s plan of food service operation, all in accordance with the terms, covenants and conditions of this Agreement.

C.     Franchisee understands that the success of the business contemplated by this Agreement is subject to substantial risks and depends in large part on the business ability of Franchisee and its active participation in the development and management of the franchise business.

1.	SCOPE AND PURPOSE OF AGREEMENT

1.1     Franchisee desires to operate and manage an “El Pollo Loco” restaurant to be located at                  City of , County of             , State of (the “Location”). The Company owns certain proprietary and other property rights and interests in and to the “El Pollo Loco” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress designs and commercial symbols as Company may from time to time authorize or direct Franchisee to use in connection with the operation of a “El Pollo Loco” Restaurant (the “El Pollo Loco Marks”). The Company has a distinctive plan for the operation of retail outlets for the sale of flame-broiled food items and related products, which plan includes but is not limited to the El Pollo Loco Marks and the Operations Manual (the “Manual”), policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the Company’s chain of restaurants (collectively, the “El Pollo Loco System”). Therefore, in entering into this Agreement, Franchisee fully understands and agrees that this Agreement is conditioned upon the continued strict adherence by Franchisee to all standards, policies, procedures and requirements published or which may from time to time be published or otherwise brought to Franchisee’s attention by the Company for the operation, maintenance or improvement of “El Pollo Loco” restaurants under the El Pollo Loco System and the El Pollo Loco Marks. Franchisee understands and agrees that strict adherence to these standards, policies, procedures and requirements is essential to the value of the El Pollo Loco System and the El Pollo Loco Marks.

1.2     Franchisee represents that it is experienced in and has independent knowledge of the nature and specifics of the restaurant business. Franchisee understands that there is not, nor can there be, any assurance or guaranty of success in the franchise business and that Franchisee’s business ability and attitude are primary in determining Franchisee’s success. Franchisee represents that, in entering into this Agreement, it has relied solely on its personal knowledge and understanding and has not relied on any representation of the Company or any of its officers, directors, employees or agents, except those representations contained in any legally required disclosure document delivered to Franchisee.

1.3    In consideration of the foregoing representations and agreements of Franchisee and other consideration as set forth herein, and subject to all of the terms, covenants and conditions of this Agreement, the Company hereby grants to Franchisee, and Franchisee hereby accepts from the Company, the right and license to operate the one “El Pollo Loco” restaurant under the El Pollo Loco Marks and in accordance with the El Pollo Loco System (the “Restaurant”) at the Location. Franchisee acknowledges that the franchise granted hereunder is only for the Location, and, as more fully provided for at Section 24.13, Franchisee is not granted any area, market or protected territorial rights. Franchisee expressly acknowledges and agrees that the Company and its affiliates have and expressly reserve the right to (a) operate and license others to operate El Pollo Loco restaurants at any location; and (b) merchandise and distribute goods and services identified by the El Pollo Loco Marks at any location through any method or channel of distribution, including, without limitation, grocery or convenience stores and via the Internet.

1.4    It is expressly understood and agreed by the parties that Franchisee is and shall be an independent contractor, that Franchisee is not for any purpose an employee or agent of the Company, and that all of the personnel employed by Franchisee at the Restaurant will be employees or agents of Franchisee as an independent contractor and will not be employees or agents of the Company. Franchisee understands and agrees that, as an independent contractor, it does not have the authority to do anything for or on behalf of the Company including, but not limited to, holding itself out as the Company; signing contracts, notes or other instruments; purchasing, acquiring or disposing of any property; or incurring any other obligation or liability.

2.	THE EL POLLO LOCO MARKS & SYSTEM

2.1    Upon the terms, covenants and conditions contained herein and during the term hereof, Franchisee shall have the right to display and use the El Pollo Loco Marks, but only for use in connection with retail sales and service of certain food products which Franchisee is required to prepare and sell to the general public in and at the Restaurant.

2.2    Nothing contained herein shall be construed as authorizing or permitting Franchisee to use the El Pollo Loco Marks or the El Pollo Loco System at any location other than the Location or for any purpose or in any manner other than that authorized herein; or in connection with the sale of any products for resale, or any products not required or approved by the Company, or any products prepared at any place other than at the Location; provided, however, that catering and special event sales may be undertaken by Franchisee in strict adherence with the limitations and procedures set forth in the Manual. Notwithstanding anything to the contrary contained herein, the Company may require Franchisee to discontinue the preparation, offer or sale of any product or item which, in the opinion of the Company or any of its representatives, does not conform to the quality standards or image of the Company and its products.

2.3    Nothing contained herein shall give Franchisee any right, title or interest in or to any of the El Pollo Loco Marks excepting only the privilege and license, during the term hereof, to display and use the same according to the foregoing limitations. Any and all goodwill arising in connection with Franchisee’s use of the El Pollo Loco Marks and the El Pollo Loco System of restaurant operation shall belong to the Company.

2.4    Franchisee agrees that the business franchised hereunder shall be named “El Pollo Loco” without any suffix or prefix attached thereto. Franchisee shall use signs and other advertising which denote that the Restaurant is named “El Pollo Loco” and which are approved by the Company in advance. If Franchisee is an Entity (as defined below), the name of such corporation shall not contain any of the El Pollo Loco Marks.

2.5    Except as the Company may otherwise permit in writing, Franchisee shall not display or use the trademark, trade name, service mark, logo types, label, design or other identifying symbol or name of any other person, or Entity in, on or at the Restaurant or the Location.

2.6    Franchisee agrees that in all public records, in its relationship with other persons or companies, and in any offering circular, prospectus or similar document, Franchisee shall indicate clearly that Franchisee’s business is independently owned and that the operations of said business are separate and distinct from the operation of the Company’s business. Franchisee shall display at the Restaurant, in such locations as may be specified by the Company and in all correspondence and forms, a notification that the Restaurant is operated by an independent operator and not by the Company.

2.7    Franchisee shall not develop, create, generate, own, license, lease or use in any manner any computer medium or electronic medium (including, without limitation, any Internet home page, e-mail address, website, domain name, bulletin board, newsgroup or other Internet-related medium) which in any way uses or displays, in whole or in part, the El Pollo Loco Marks, or any of them, or any words, symbols or terms confusingly similar thereto without Franchisor’s express written consent, and then only in such manner and in accordance with such procedures, policies, standards and specifications as Franchisor may establish from time to time.

2.8    Franchisor is the owner of, and will retain all right, title and interest in and to the domain names “elpolloloco” and “crazychicken;” the URLs: www.elpolloloco.com, www.elpolloloco.net, www.elpolloloco.org, www.elpollolocofranchising.com and www.crazychicken.com; all existing and future domain names, URLs, future addresses and subaddresses using the El Pollo Loco Marks in any manner; all software; all content prepared for, or used on, the Website; and all intellectual property rights in and to any of them.

3.	TERM

3.1    The term of this Agreement shall commence on the date Company executes this Agreement and shall end on the date which is the 20th anniversary of the date Franchisee first opens the Restaurant to the public (the “Opening Date”), unless sooner terminated as provided herein. Promptly following the Opening Date, the parties shall execute an opening date memorandum in the form of Exhibit B which shall confirm the Opening Date; provided, however, if the parties fail to execute such memorandum, the Opening Date shall be as determined in good faith by Company. Upon the expiration or earlier termination of this Agreement, Franchisee shall have no right or option to extend the term of this Agreement. The sole conditions under which Franchisee will have the opportunity to obtain a successor franchise agreement upon the expiration of the term of this Agreement are set forth at Section 20.

4.	SITE DEVELOPMENT

4.1    Franchisee shall submit a proposed site for the Restaurant for acceptance by Franchisor’s Real Estate Site Approval Committee (“RESAC”), together with such site information as may be reasonably required by Franchisor to evaluate the proposed site. Franchisor shall, provided there exists no default by Franchisee under this Agreement or any other development, franchise or other agreement between Franchisor and Franchisee, evaluate the site proposed for which Franchisee has provided all necessary evaluation information, and shall promptly, but not more than sixty (60) days after receipt of Franchisee’s proposal, send to Franchisee written notice of acceptance or non-acceptance of the site. Site approval does not assure that a Franchise Agreement will be executed. Execution of the Franchise Agreement is contingent upon Developer purchasing or leasing the proposed site.

Within ninety (90) days after Franchisor’s site acceptance, Franchisee shall:

a)	Submit in writing to Franchisor, satisfactory proof to Franchisor that Franchisee:

(i)	owns the site; or

(ii)	has leased the site for a term which, with renewal options is not less than the initial term of the Franchise Agreement; or

(iii)	has entered into a written agreement to purchase or to lease the approved site on terms provided herein, subject, only to obtaining necessary governmental permits.

(iv)	If Developer has leased the site, the lease shall contain the provisions required in Section 4.2 below.

4.2    After execution of this Agreement, Franchisee will be required to achieve certain milestones to assure the timely development of the Restaurant:

a.    Franchisee shall complete the acquisition of the Location, resulting in a fully executed lease or recorded grant deed (for real property which includes the Location) in the name of Franchisee within ninety (90) days following the date of Company’s execution of this Agreement; and

b.    Within six (6) months following the date of Company’s execution of this Agreement, Franchisee must have completed all of the site development work (including, but not limited to, engineering, architectural/design, entitlements, and permitting) and commence construction of the Restaurant.

c.    Within twelve (12) months following the date of Company’s execution of this Agreement, Franchisee must have completed construction of the Restaurant at the Location and the Restaurant shall be open to the public.

The Company shall have no liability under any lease or purchase agreement for the Location and shall not guaranty Franchisee’s obligations under the same. In the event that Franchisee executes a lease for the Location site, Franchisee shall furnish to the Company a copy of the executed lease within fifteen (15) days of the date of execution of such lease. Company shall have no obligation to assist Franchisee to negotiate such lease.

The lease may not contain a non-competition covenant which restricts the Company, or any franchisee of the Company, from operating an El Pollo Loco Restaurant or any other retail restaurant, unless such covenant is approved by the Company in writing prior to the execution of the lease.

Any lease entered into by Franchisee shall include the following terms and conditions:

i.    The landlord consents to Franchisee’s use of the premises as an El Pollo Loco restaurant and such restaurant may be open for business during the required days and hours set forth in the Manual from time to time;

ii.    The landlord agrees to furnish the Company with copies of any and all notices of default, if any, pertaining to the lease and the premises, at the same time that such notices are sent to Franchisee; and

iii.    The landlord agrees that, subject to any other applicable provisions in this Agreement, the Company shall have the right, at its sole option and without any obligation whatsoever to do so, to assume Franchisee’s occupancy rights under the lease for the remainder of its term upon Franchisee’s default or termination under such lease, the termination of this Agreement, or the exercise by the Company of its right of first refusal or right to purchase as set forth at Sections 17 and 19 of this Agreement.

iv.    That upon expiration or termination of the lease for any reason, Franchisee shall, upon Company’s demand, remove all of the El Pollo Loco Marks from the Restaurant and the Location and modify the decor of the Restaurant and Location so that it no longer resembles, in whole or in part, a “El Pollo Loco” restaurant and that if Franchisee shall fail do so, Company will be given written notice and the right to enter the Location to make such alterations, in which event Franchisee shall reimburse Company for all direct and indirect costs and expense it may incur in connection therewith, including attorney’s fees.

4.3    Franchisee shall complete and open the Restaurant for business, in accordance with the provisions of this Agreement, no later than twelve (12) months from the date of Company’s execution hereof; provided, however, if Franchisee purchases a currently operating and Company-owned Restaurant from the Company (a “Turnkey Restaurant”), then Franchisee shall begin operation of the Restaurant on the date possession of the Restaurant is transferred to Franchisee pursuant to the agreement entered into between Franchisee and the Company for the purchase of such restaurant facility. Failure to reach each milestone described in Section 4.1 a.-c. above within the specified time frames shall constitute a material default hereunder. Prior to opening the Restaurant, Franchisee shall obtain and thereafter maintain throughout the term of this Agreement all necessary business licenses, permits and other documentation necessary for the operation of an El Pollo Loco restaurant.

4.4    Franchisee understands and acknowledges that in accepting Franchisee’s Location, or by granting a franchise for a Location (whether or not formerly operated as a Company-owned Restaurant), the Company does not in any way endorse, warrant or guarantee either directly or indirectly the suitability of such Location or the success of the franchise business to be operated by Franchisee at such Location. The suitability of the Location and the success of the franchise business depends upon a number of factors outside of the Company’s control including, but not limited to, the Franchisee’s operational abilities, site location, consumer trends and such other factors that are within the direct control of the Franchisee. Franchisor may require, as a condition to its approval of a site, a site description and analysis, traffic and other demographic information, all in such format as the Company may require, which information shall include, without limitation, a study prepared by a third party reasonably acceptable to the Company analyzing the impact of the proposed site on other franchised restaurants surrounding or within the vicinity of such proposed site. All such analyses, information and studies shall be prepared at the sole cost and expense of Franchisee.

5.	IMPROVEMENTS, FIXTURES AND EQUIPMENT

5.1    If the Location is other than a Turnkey Restaurant, then this Section 5 will apply to the building, reconstruction, remodeling, or other changes necessary to conform the Location to the requirements set forth in this Section or as provided and updated by the Company from time to time in accordance with this Section.

5.2    Franchisee, at its sole expense, shall construct or, in the case of an existing building, remodel the Location and install such signs, fixtures, furniture and equipment at the Location as are required in accordance with the Company’s current requirements and specifications for same. Franchisee shall be responsible for obtaining all zoning classifications and clearances which may be required by state or local laws, ordinances or regulations. Franchisee shall obtain from applicable governmental authorities all permits, licenses and certifications required for lawful construction or remodeling work and for the operation of the Restaurant. If requested by the Company, Franchisee shall submit to the Company a copy of all such required permits, licenses and certifications for the construction or remodeling work prior to commencing the construction or remodeling of the Location.

5.3    The Company shall provide Franchisee with standard plans and a sample layout for a typical El Pollo Loco restaurant and a set of typical construction, equipment and decor specifications (the “Plans”). At all times, Franchisee shall use its best efforts to treat and keep the Plans and the information contained therein as confidential as possible and limit access to the Plans to employees and independent contractors of Franchisee on a need to know basis only. Franchisee acknowledges that the unauthorized use or disclosure of the Company’s Plans and the confidential information contained therein will cause irreparable injury to the Company and that damages are not an adequate remedy. Franchisee accordingly covenants that without the Company’s prior written consent, Franchisee shall not disclose (except to such employees, agents, contractors or subcontractors as must have access to such Plans in order to construct the Restaurant at the Location) or use or permit the use of such Plans (except as may be required by applicable law or authorized by this Agreement), or copy, duplicate, record or otherwise reproduce such Plans, in whole or in part, or otherwise make the same available to any person or source not authorized in writing by the Company to receive such Plans or the information contained therein at any time during the term of this Agreement or thereafter.

5.4    Franchisee, at its sole expense, shall employ architects, designers, engineers or others as may be necessary to complete, substitute, adapt or modify the Plans for the Restaurant so as to create a set of final plans and specifications. FRANCHISEE SHALL SUBMIT TO THE COMPANY A COMPLETE SET OF FINAL PLANS AND SPECIFICATIONS, INCLUDING A SITE PLAN, AND OBTAIN THE COMPANY’S WRITTEN APPROVAL OF SUCH PLANS AND SPECIFICATIONS PRIOR TO COMMENCING THE CONSTRUCTION OF THE RESTAURANT OR, IN THE CASE OF AN EXISTING BUILDING, THE REMODELING WORK FOR THE RESTAURANT. The Company shall review such final plans and specifications promptly and approve or disapprove the same, and the Company may provide comments on the plans and specifications to Franchisee. Such review and approval by the Company will be limited to items and issues relating to the El Pollo Loco System only and is not intended to be a verification or approval of the structure of the building, mechanical systems or document accuracy. Examples of conceptual areas related to the El Pollo Loco System include signs, logos, finishes, decor and aesthetics, guest comfort, and ability to serve food within the Company’s standards for quality, timeliness and cleanliness.

5.5    Franchisee shall use a qualified licensed general contractor to perform the construction or remodeling work at the Restaurant. The Company shall not be responsible for delays in the construction, equipping or decoration of the Restaurant or for any loss resulting from the Restaurant design or construction. The Company must approve in writing any and all changes in the Restaurant plans relating to the El Pollo Loco System, as described in Section 5.4 above, prior to the construction or remodeling of the Restaurant or the implementation of such changes. FRANCHISEE SHALL PROVIDE WRITTEN NOTICE TO THE COMPANY OF THE DATE UPON WHICH CONSTRUCTION OF THE RESTAURANT COMMENCED WITHIN SEVEN (7) DAYS AFTER COMMENCEMENT AND THEREAFTER SHALL PROVIDE TO THE COMPANY MONTHLY PROGRESS REPORTS OF THE STATUS OF THE CONSTRUCTION WORK SIGNED BY FRANCHISEE’S ARCHITECT OR GENERAL CONTRACTOR. Franchisee’s failure to commence the design, construction or remodeling, equipping and opening of the Restaurant promptly and with due diligence shall be grounds for the termination of this Agreement. The Company shall make a final inspection of the completed Restaurant and Location and may require such corrections and modifications as it deems necessary to bring the Restaurant and the Location into compliance with approved final plans and specifications. FRANCHISEE SHALL NOTIFY THE COMPANY OF THE DATE OF COMPLETION OF CONSTRUCTION AND, WITHIN A REASONABLE TIME THEREAFTER, THE COMPANY SHALL CONDUCT THE FINAL INSPECTION OF THE RESTAURANT AND ITS PREMISES. Franchisee acknowledges and agrees that Franchisee shall not open the Restaurant for business without the express written authorization of the Company and that the Company’s authorization to open shall be conditioned upon Franchisee’s furnishing to the Company:

a.     A letter from the general contractor responsible for the construction or remodeling of the Restaurant indicating that the Restaurant has been constructed or remodeled in substantial conformance with the approved final plans and specifications, including any changes thereto approved by the Company, and in accordance with all applicable state and local governmental laws, statutes and ordinances regulating such construction including, without limitation, building, fire, health and safety codes; and

b.    A temporary or final Certificate of Occupancy issued by the applicable local governmental entity.

5.6    Franchisee shall, at its sole expense, purchase all required signs, fixtures, furniture and equipment for the Restaurant and Location from a distributor listed on the Approved Brands and Distributors List (as defined below) or another distributor approved pursuant to Section 11.4. The items purchased shall be installed in strict accordance with the specifications of the Company and erected and displayed in the manner and at such locations as are approved and authorized by the Company in writing. Franchisee shall maintain and display signs which reflect the current image of El Pollo Loco restaurants and shall not place additional signs at the Restaurant without the prior written consent of the Company. Franchisee shall discontinue the use of and remove, or modify, as applicable, such signs that are declared obsolete by the Company within thirty (30) days after Franchisee’s receipt of the Company’s written request, subject to reasonable extension if Franchisee is unable after using reasonable diligence to obtain required governmental approvals for modification of such signs. Proper signage is fundamental to the El Pollo Loco System and Franchisee hereby grants to the Company the right to enter the Restaurant in order to remove and de-identify any unapproved or obsolete signs in the event Franchisee has failed to do so within the above-specified time frame.

5.7    Franchisee is solely responsible for the acts or omissions of its contractors regarding compliance with all of the provisions of this Section 5, and the Company shall have no responsibility for such acts or omissions. The Company shall not be liable for any loss or damage arising from the design or plan of the Restaurant by reason of its approval of plans and specifications, or otherwise. Franchisee shall indemnify the Company for any loss, cost or expense, including attorneys’ fees, that may be sustained by the Company because of the acts or omissions of Franchisee’s contractors or arising out of the design, construction or remodeling of the Restaurant, except to the extent that any such loss, cost or expense arises as a result of the negligent acts or omissions of the Company, its employees and/or agents.

5.8    Franchisee shall give to the Company at least thirty (30) days prior written notice of the anticipated Opening Date. If Franchisee did not deliver to the Company a final Certificate of Occupancy prior to the Opening Date, Franchisee shall deliver to the Company a copy of an unconditional final Certificate of Occupancy issued by the applicable local governmental entity no later than ninety (90) days following the Opening Date.

6.	FEES, TAXES AND OTHER CHARGES

6.1    Franchisee agrees to pay to the Company during the term of this Agreement the following:

a.    An initial franchise fee of Forty Thousand Dollars ($40,000.00), payable as follows: (i) Fifteen Thousand Dollars ($15,000.00) upon execution of this Agreement (and within 30 days of delivery of execution copies of this Agreement to Franchisee); and (ii) Twenty-five Thousand Dollars ($25,000.00) on the earlier of (x) forty-eight hours following the commencement of physical construction or remodeling of the Restaurant; or (y) 12 months following Company’s execution of this Agreement; provided, however, if the Restaurant is a Turnkey Restaurant the initial franchise fee shall be payable upon execution of this Agreement. All such payments shall be made by cashier’s check or other form of payment acceptable to the Company. Franchisee hereby acknowledges and agrees that the grant of this franchise and the agreements of the Company contained in this Agreement constitute the sole and only consideration for the payment of the initial franchise fee and the initial franchise fee shall be fully earned by the Company upon execution of this Agreement. In that regard, upon the payment of any portion of the initial franchise fee, the entire initial franchise fee shall be deemed fully earned and non-refundable in consideration of the administrative and other expenses incurred by the Company in granting this franchise and for the Company’s lost or deferred opportunity to franchise to others.

b.    A Grand Opening Fee in an amount of no less than Five and nor more than Ten Thousand Dollars ($5,000.00—$10,000.00), payable upon payment in full of the Initial Fee. The Company will use those funds exclusively for marketing and advertising for the Restaurant’s Grand Opening.

c.    A weekly royalty fee in the sum of four percent (4%) of Franchisee’s weekly Gross Sales (as defined below).

d.    A fee, which shall be used in accordance with Section 8.1, for advertising, public relations and promotion and for the creation and development of advertising, public relations and promotional campaigns in the amount of five percent (5%) of Franchisee’s weekly Gross Sales, if the Restaurant is located outside of the Los Angeles designated market area (“DMA”), or four percent (4%) of Franchisee’s weekly Gross Sales, as defined in Section 7.1., if the Restaurant is located within the Los Angeles DMA.

e.    The amount of all sales taxes, use taxes and similar taxes imposed upon or required to be collected or paid by the Company on account of goods or services furnished to Franchisee by the Company, whether such goods or services are furnished by sale, lease or otherwise. Franchisee shall reimburse the Company for the invoice amount within seven (7) days after the invoice has been delivered to Franchisee pursuant to Section 24.3 of this Agreement.

6.2    For any calendar year in which the Company has received the approval of the Qualified Franchisees (as that term is hereinafter defined) which own sixty percent (60%) of the El Pollo Loco restaurants owned by all of the Qualified Franchisees located in Franchisee’s DMA (as that term is hereinafter defined), Franchisee shall pay an advertising fee (the “DMA Advertising Fee”) based upon a percentage of Franchisee’s monthly Gross Sales generated during such calendar year, which fee shall be paid monthly along with and in addition to the advertising fee required to be paid pursuant to Section 6.1(c). The DMA Advertising Fee shall be used in accordance with Section 8.1. Such DMA Advertising Fee percentage will be determined, and is subject to the approval, by the Qualified Franchisees in Franchisee’s DMA.

A “Qualified Franchisee” is any franchisee who has entered into a Franchise Agreement with the Company containing terms and conditions substantially the same as this Section 6.2. DMA means the demographic market area in which the Restaurant is located as established periodically by Nielson Media Research, a Dunn & Bradstreet company, or any other similar type of designation used by the Company from time to time to identify advertising market areas.

If the Company desires to impose the DMA Advertising Fee upon Franchisee during any calendar year (hereinafter the “Applicable Calendar Year”), it shall give notice of its desire to impose such fee and the proposed use of the funds to each of the Qualified Franchisees in Franchisee’s DMA not later than sixty (60) days prior to the beginning of the Applicable Calendar Year. If the Company obtains the sixty percent (60%) approval required in the first paragraph of this Section 6.2, it shall notify Franchisee of such approval and Franchisee shall begin paying the DMA Advertising Fee described in such paragraph beginning with the first month of the Applicable Calendar Year. Franchisee acknowledges that it is required to make such payment, whether or not it voted to approve the imposition of such DMA Advertising Fee. Franchisee’s obligation to pay such DMA Advertising Fee will expire upon the expiration of the Applicable Calendar Year unless the Company receives the required approval of the Qualified Franchisees to continue or reimpose such fee for the subsequent calendar year pursuant to the foregoing requirements.

6.3    Franchisee agrees to pay interest to the Company on any amounts which may become due to the Company from Franchisee, if such are not paid when due, at the rate of fifteen percent (15%) per annum or the maximum interest rate permitted by law, whichever is less.

7.	FINANCIAL REPORTING, BILLING AND PAYMENT

7.1    The term “Gross Sales” as used in this Agreement shall mean the total revenues derived by Franchisee in and from the Restaurant from all sales of food, goods, wares, merchandise and all services made in, upon, or from the Restaurant, whether for cash, check, credit or otherwise, without reserve or deduction for inability or failure to collect the same, including, without limitation, all revenues derived from delivery, catering, and special event sales, such sales and services where the orders therefore originate at and are accepted by Franchisee into the Restaurant but delivery or performance thereof is made from or at any other place, or other similar orders are received or billed at or from the Restaurant, and any sums or receipts derived from the sale of meals to employees of the Restaurant. Gross Sales shall not include rebates or refunds to customers; or the amount of any sales taxes or other similar taxes that Franchisee may be required to and does collect from customers to be paid to any federal, state or local taxing authority.

7.2    Franchisee shall deliver to the Company on or before the sixth (6th) calendar day after each week a weekly Gross Sales statement (“Weekly T-Sheet”), in the form specified by the Company, setting forth the amount of Gross Sales for the preceding week and a calculation of the weekly fees payable on such sales. Weekly fees, including royalty and advertising fees, shall be due and payable on the sixth(6th ) day after the close of the sales week, which closing shall be designated by El Pollo Loco in its sole discretion upon ten (10) days advance written notice to Franchisee. Franchisee shall make all payments due hereunder by one of the following forms of payment (the “Forms of Payment”): check, electronic funds transfer, pre-arranged draft or sweep of Franchisee’s bank account. Franchisee will give the Company authorization (in the form attached as Exhibit “D” ) for direct debits from Franchisee’s business bank operating account. The Company shall choose the Form of Payment in its sole discretion from time to time and shall provide written notice of any changes to Franchisee at least ten (10) business days prior to the effective date of the change.

If Franchisee is delinquent in any payment of such fees, or if Franchisee has not submitted the Weekly T-Sheet for more than a two-week period, the Company may, in its sole discretion initiate an EFT transfer from Franchisee’s business bank account an estimated amount of fees due the Company for such period which shall be based on the average of the immediately preceding three (3) months Gross Sales. If, at any time, the Company determines that Franchisee has under-reported the weekly Gross Sales of the Restaurant, or underpaid the weekly royalty, advertising fees, DMA Advertising Fee, or other amounts due to the Company under this Agreement, or any other agreement, the Company may, in addition to exercising all other rights and remedies available to it under this Agreement, initiate an immediate transfer from the Account in the amount equal to the unpaid fees in accordance with the foregoing procedure, including interest as provided in Section 6.3 above. Any overpayment of fees will be credited to the Account effective as of the first Due Date after the Company and Franchisee determine that such credit is due.

In connection with payment of the weekly royalty fee and advertising fee by EFT, Franchisee shall: (1) comply with procedures specified by the Company relating to EFT transfers; (2) perform those acts and sign and deliver those documents as may be necessary to accomplish payment by EFT as described in this Section 7.2; (3) give the Company an authorization in the form designated by the Company to initiate debit entries and/or credit correction entries to the Account for payments of the weekly royalty and advertising fees, or other amounts due to the Company under this Agreement, or any other agreement, including any interest charges; and (4) make sufficient funds available in the Account for withdrawal by EFT of fees due no later than each Due Date.

7.3    In addition to the sales data required to be provided in the Weekly T-Sheet to be delivered pursuant to Section 7.2, Franchisee shall deliver (in the manner prescribed by Company) to the Company on or before the sixth (6th) day after the end of each sales week during the term of this Agreement any other sales and menu mix data reasonably requested by the Company with respect to the preceding sales week, whether specified in the Manual or otherwise.

7.4    One hundred twenty (120) days after the end of each fiscal year of the franchise business during the term of this Agreement, Franchisee shall provide to the Company an unaudited profit and loss statement and a balance sheet of the franchise business which shall include such information and data as specified by the Company. Such fiscal year-end financial statements must be signed by Franchisee, Franchisee’s treasurer or Franchisee’s chief financial officer and contain a representation that the financial statements present fairly the financial position of Franchisee and the results of operations of the franchise business during the period covered.

7.5    Franchisee agrees to make all payments when due to third parties for obligations arising out of or in any way connected with the existence, operation or maintenance of the Restaurant, including, but not limited to, rental and mortgage payments and payments for utilities, services, products, equipment, supplies, goods, inventory, materials, taxes, labor and other matters. In the event that Franchisee fails to make any such payment in accordance with the foregoing and the nonpayment results or may reasonably result in a condition or event which threatens public safety or health or which may materially and adversely affect the ownership, condition or operation of the Restaurant, in either case in the reasonable judgment of the Company, the Company shall have the right, after five (5) days written notice to Franchisee, but not the obligation, to make such payment on behalf of Franchisee. Such payment shall be without prejudice and in addition to all other available rights and remedies. Any payment made by the Company pursuant to this Section 7.5 shall be paid by Franchisee to the Company as an additional amount for the monthly billing period in which such payment is made by the Company.

7.6    Franchisee shall maintain accurate and complete books and records pertaining to the operation and maintenance of the Restaurant as required by the standards, policies and procedures established by the Company in accordance with the Manual. Franchisee shall be solely responsible for performing all record keeping duties, and the cost for all such services shall be borne solely by Franchisee.

7.7    Franchisee shall record all sales and all receipts of revenue on individual machine serial numbered guest checks. Cash registers must validate a receipt which will be presented at the time of sale to each customer. Franchisee shall only use cash registers of a cumulative non-resettable type as designated and approved in writing by the Company and shall provide the Company or its employees with a key to permit readings of the running of such cash registers at any time, at the Company’s discretion. If, for any reason, the Restaurant’s cash registers must be repaired, replacement cash registers must be used in their absence, with a beginning non-resettable total recorded. The presence of any more than the original non-resettable cash registers must have the Company’s prior written approval. During any period of repair of the authorized cash registers in the Restaurant, all business records of Franchisee shall be kept on forms and in accordance with the procedures as prescribed by the Company from time to time in its sole discretion. Notification of the replacement of any cash registers must be in accordance with Section 24.3, and notice must be given not more than twenty-four (24) hours from the time a cash register is determined to be inoperative. The Company may require Franchisee, at Franchisee’s expense, to convert to, install and use in the Restaurant a computer-based cash control and restaurant management, or “point of sale,” system. The Company must approve the criteria on which Franchisee’s system will run and communicate with the Company’s system. Franchisee also agrees to procure and install such data processing equipment computer hardware, software, required dedicated telephone, communication and power lines, modems, printers, and other computer-related accessory or peripheral equipment as the Company may require. Franchisee agrees that the Company shall have the free and unfettered right to retrieve any data and information from Franchisee’s computers as the Company, in its sole discretion, may deem appropriate, with the telephonic (or similar means of communication) cost of the retrieval to be borne by the Company, including electronically polling the daily sales, menu mix and other data of the Restaurant. Company may require Franchisee to maintain an e-mail account and connect the Franchisee’s computer system to a telephone line (or other communications medium specified by the Company) at all times and be capable of accessing the internet via a designated third party network (such as MSN, Worldnet, Earthlink, AOL, etc.). Upon request, Franchisee shall permit the Company to access its computer system in the Restaurant and the files stored therein, with or without prior notice via any means specified by the Company, including electronic polling communications. All of the hardware and software specified to be installed or purchased, shall be at Franchisee’s expense. Franchisee must utilize any proprietary software program that the Company may develop in addition to system documentation manuals and other proprietary materials developed by the Company (or for the Company) in connection to the operation of the Restaurant. If and when the Company develops proprietary software, the Company may require that Franchisee execute a standard form software license agreement and input and maintain in the Franchisee’s computer the software programs, data and information as the Company prescribes. Franchisee must purchase the proprietary software programs, manuals and/or materials whenever the Company decides to use new or upgraded programs, manuals and/or materials from Company or an approved distributor, if any, and if from an approved distributor, upon terms determined by such distributor; provided, however, that Franchisee shall not be required to replace such system more frequently than once every seven (7) years during the term of this Agreement. In such event, Franchisee shall adopt such related procedures as the Company may require to obtain the efficient use of such system.

7.8    All of the accounts, books, records and federal, state and local tax returns and reports of Franchisee, so far as they pertain to the business transacted under this Agreement, shall be open to inspection, examination and audit by the Company and its authorized representatives at any and all times, and copies thereof may be made by the Company and retained for its own use. All of such records shall be maintained and retained by Franchisee for seven (7) years, and following the termination or expiration of this Agreement, the books and records for the preceding seven (7) years shall be maintained and retained by Franchisee for five (5) years. The Company may perform such auditing for the purpose of verifying the operating and financial data upon which the rents, fees and other charges payable to the Company hereunder are based. Any such inspection, examination and audit shall be at the Company’s cost and expense unless the same is necessitated by Franchisee’s failure to prepare and deliver its transmittal reports to the Company as required herein, or to maintain books and records as hereinabove provided, or unless any such transmittal report is determined to be in error to an extent of two percent (2%) or more. In any such event, the cost and expense for such inspection, examination and audit shall be borne and paid by Franchisee. Any such cost and expense shall be set forth in a written invoice delivered to Franchisee by the Company. Franchisee shall reimburse the Company for the invoice amount within seven (7) days after the invoice has been delivered to Franchisee pursuant to Section 24.3 of this Agreement.

8.	REGIONAL ADVERTISING AND MARKETING

8.1    The Company shall use the advertising fees payable pursuant to Sections 6.1(c) and 6.2 to purchase, develop and engage in advertising, public relations and promotional campaigns (which may include internet web sites and internet advertising) designed to promote and enhance the value of El Pollo Loco restaurants, including, but not limited to, market research, the development of logotypes and slogans, direct media advertising and point of sale promotional materials. The Company shall be under no obligation to advertise equally for all markets or franchise areas; provided, however, that the DMA Advertising Fees payable by Franchisee pursuant to Section 6.2 shall be used by the Company solely for the purchase of media advertising and the research, development and production of advertising, public relations and promotional campaigns to be conducted in the DMA in which Franchisee’s Restaurant is located. All aspects of such media purchases and advertising activities and promotional campaigns, including, without limitation, the type, quantity, timing and choice of media or agency, shall be determined and conducted by the Company in its sole discretion. In this regard, the Company shall not be required to expend any particular amounts or conduct any particular method of advertising in any given period. The Company shall be under no obligation to determine the incremental cost of franchise sales advertising and investor relations sections of any internet web sites established by the Company and funded in whole or in part by advertising fees. The Company may from time to time develop brochures, posters and other advertising materials as it, in its sole discretion, deems beneficial to the marketing of the El Pollo Loco products and services. The Company shall make available to Franchisee reasonable quantities of such materials that are designed for use chain-wide and/or in the regional market in which the Restaurant is located, provided that Company reserves the right to impose a reasonable charge for such materials. Upon request by the Franchisee Association (as defined below), but not more frequently than annually, the Company shall provide to the Franchisee Association a written description of the expenditures made by the Company during the Company’s fiscal year immediately preceding such request of the advertising fees of the type described in Section 6.1(c) received by the Company from its franchisees. In addition, not later than one hundred twenty (120) days following the end of the Company’s fiscal year, the Company shall provide to the Franchisee Association an accounting describing any DMA Advertising Fees received pursuant to Section 6.2 and the expenditures made by the Company with respect to such fees for the purchase of media advertising and the research, development and production of advertising, promotional materials and promotional campaigns during such previous fiscal year.

8.2    Franchisee shall not engage in any advertising activities (including any electronic or internet advertising) directly nor shall it erect, hand out or display any sign, poster, coupon, advertising or promotional material of any type without the prior written consent of the Company or its authorized marketing agent. All of Franchisee’s local advertising will be subject to Company’s approval. Company will not derive income from Franchisee’s purchase of local advertising. Ten (10) business days are required for review and approval of any materials submitted for Company’s prior approval. In the event of a breach of this Section, the Company shall have the right to remove any unauthorized material at the expense of Franchisee.

8.3    In addition to advertising fees payable pursuant to Section 6.1 and 6.2 of this Agreement, Franchisee shall expend an amount determined by Company, of not less than $5,000 or and not more than $10,000, to conduct a grand opening advertising and promotion program for Franchisee’s Restaurant, utilizing advertising and promotional materials approved by Company, in the manner specified in Section 8.2. Such grand opening advertising shall be conducted in accordance with Company’s specifications and standards and in accordance with a grand opening plan (which will cover advertising and promotion for the 15 days prior to the Opening Date and 45 days following the Opening Date) which Franchisee prepares and submits to Company for approval at least 30 days prior to the anticipated Opening Date. Franchisee shall submit to Company not later than 15 days following the conclusion of such grand opening promotion, written receipts and other evidence reasonably satisfactory to Company evidencing all amounts spent by Franchisee to conduct said grand opening promotion.

9.	INSURANCE AND INDEMNIFICATION

9.1    During the term hereof, Franchisee shall obtain and maintain insurance coverage with insurance carriers acceptable to the Company in accordance with the Company’s current insurance requirements. The coverage shall commence when the Location is secured by Franchisee by executed deed or lease and shall comply with the requirements of Franchisee’s lease, if any, for products liability and broad form contractual liability coverage in the amount of at least two million dollars

($2,000,000.00) combined single limit. Franchisee shall also carry fire and extended coverage insurance with a maximum deductible of $10,000 and with endorsements for vandalism and malicious mischief, covering the building, structures, equipment, improvements and the contents thereof in and at the Restaurant, on a full replacement cost basis, insuring against all risks of direct physical loss except for unusual perils such as nuclear attack, earth movement and war, and business interruption insurance in actual loss sustained form covering the rental of the Location, previous profit margins, maintenance of competent personnel and other fixed expenses. Franchisee shall also carry such worker’s compensation insurance as may be required by applicable law. In connection with and prior to commencing any construction, reimage or remodeling of the Restaurant, Franchisee shall maintain Builder’s All Risks Insurance and performance and completion bonds in forms and amounts, and written by a carrier or carriers, acceptable to the Company. As proof of such insurance, a certificate of insurance shall be submitted by Franchisee for the Company’s approval prior to Franchisee’s commencement of any activities or services to be performed under this Agreement. Franchisee shall deliver a complete copy of Franchisee’s then-prevailing policies of insurance to the Company within thirty (30) days following the delivery of the certificate of insurance.

9.2    The Company shall be named as an additional insured on all of such policies referenced in Section 9.1 above to the extent of its interests and shall be provided with certificates of insurance evidencing such coverage prior to the Opening Date and promptly following the date any policy of insurance is renewed, modified or replaced during the term of this Agreement. All coverages shall be placed with an insurer with a rating of A or better from Moody’s or S&P or a rating of A-VIII or better from Best’s. All public liability and property damage policies shall contain a provision that the Company, although named as an additional insured, shall nevertheless be entitled to recover under such policies on any loss occasioned to it, its affiliates, officers, agents and employees by reason of the negligence of the Company, the Franchisee, or their respective principals, contractors, agents or employees. All policies shall extend to and provide indemnity for all obligations assumed by Franchisee hereunder and all other items for which Franchisee is required to indemnify the Company under the provisions of this Agreement, whether or not the liability arose from the negligence of the Company, its principals, contractors, agents or employees, and shall provide the Company with at least thirty (30) days prior written notice of cancellation, termination or material reduction of coverage. The Company reserves the right to specify reasonable changes (which may include increases) in the types and amounts of insurance coverage required by this Section 9. Should Franchisee fail or refuse to procure the required insurance coverage from an insurance carrier acceptable to the Company or to maintain it throughout the term of this franchise, the Company may in its discretion, but without any obligation to do so, obtain such coverage for Franchisee, in which event Franchisee agrees to pay the required premiums or to reimburse the Company therefore. The amount of such premiums shall be set forth in a written invoice delivered to Franchisee by the Company. Franchisee shall reimburse the Company for the invoice amount within seven (7) days after the invoice has been delivered to Franchisee pursuant to Section 24.3 of this Agreement. Failure to maintain the required insurance or to promptly reimburse the Company for any premiums paid on behalf of the Franchisee by the Company shall constitute a default hereunder.

9.3    Franchisee agrees to defend at its own cost and to indemnify and hold harmless the Company, its subsidiaries, parent and affiliates, shareholders, directors, officers, employees and agents (each an “Indemnity”) from and against any and all loss, costs, expenses (including attorneys’ fees), damages and liabilities, however caused, resulting directly or indirectly from or pertaining to the use, condition, construction, equipment, decorating, maintenance or operation of the Restaurant, and including the preparation and sale of any product made in or sold from the Restaurant, and including any labor or other employee related claims of any kind including, without limitation, any claims made by an employee of Franchisee resulting from the employee’s training in a Company operated facility or restaurant, and including Franchisee’s failure for any reason to fully inform any third party of Franchisee’s lack of authority to bind the Company for any purpose. Such loss, claims, costs, expenses, damages and liabilities shall include, without limitation, those arising from latent or other defects in the Restaurant, whether or not discoverable by the Company, and those arising from the death of or injury to any person or arising from damage to the property of Franchisee or the Company, their agents or employees, or any third person or Entity, whether or not such losses, claims, costs, expenses, damages or liabilities resulted from any strict liability imposed on the Company or any of its officers, agents or employees. Notwithstanding the foregoing, Franchisee shall not be responsible to an Indemnity for any loss, claim, cost, expense, damage or liability which arises as a result of the negligence of such Indemnity.

10.	VENDING MACHINES

Franchisee agrees that no cigarette machine, video game machine, juke box, public telephone or other type of vending machine or device, whether or not coin operated, shall be installed in the Restaurant, or on its premises, without the written approval of the Company. The revenues received by Franchisee from any approved machines shall be included in Franchisee’s Gross Sales.

11.	COMPLIANCE WITH MANUAL AND WITH SYSTEM STANDARDS

11.1    Franchisee acknowledges and agrees that strict and continued adherence by Franchisee to the Company’s standards, policies, procedures and requirements, as set forth in this Section 11, is expressly made a condition of this Agreement, so that failure on the part of Franchisee to so perform will be grounds for termination of this Agreement as provided in Section 18 hereof. Franchisee acknowledges that changes, modifications, deletions and additions to the standards, specifications, procedures and menu items comprising the El Pollo Loco System may be necessary and desirable from time to time. The Company may make such modifications, revisions, deletions and additions, including without limitation modifications, revisions, deletions and additions to the Manual and to the menu items required to be offered by Franchisee, which the Company, in good faith and exercising its judgment, believes to be desirable and reasonably necessary. Franchisee agrees to comply with any such modification, revision, deletion or addition as of the date that such modification, revision, deletion or addition becomes effective. Franchisee acknowledges that it shall receive the Manual on loan from the Company and that the Manual shall at all times remain the sole property of the Company. Franchisee understands that the Company has entered into this Agreement in reliance upon Franchisee’s representation that it will strictly comply with all the provisions of the Manual. For purposes of this Agreement, the Manual shall be deemed to include all written directions delivered to Franchisee by Company from time to time setting forth standards, specifications and procedures for the operation of Franchisee’s El Pollo Loco restaurant.

11.2    Franchisee agrees that it is in the best interest of the business conducted at the Restaurant to prepare and serve food in the Restaurant only from ingredients which meet the product specifications as communicated by Company to Franchisee from time to time (the “Specifications”), and Franchisee further agrees that all products, equipment, goods, inventory and supplies used in connection with the Restaurant will comply with the Specifications. Furthermore, Franchisee shall not offer or sell any product, service or other item at the Restaurant except those approved in writing by the Company.

a.    All menu items shall be made in strict compliance with the Company’s written recipes and requirements, which the Company may change from time to time by amendments to the Manual.

b.    All proprietary El Pollo Loco marinades, marinade mixes and marinated ingredients used in the preparation of the required and approved El Pollo Loco food products are unique. Their formulae and the process of their manufacture constitute trade secrets. Franchisee agrees to purchase such marinades, marinade mixes and marinated ingredients exclusively from the Company or, in the Company’s sole discretion, from the Company’s designated distributor. The right to purchase and use such marinades, marinade mixes and marinated ingredients is licensed to Franchisee pursuant to this Agreement, and such right is restricted to use in the franchise business at the Restaurant and solely for the term of this Agreement.

11.3    Throughout the term of this Agreement, Franchisee shall have successfully completed Company’s initial training program and be actively engaged in the management and day-to-day operation of the Restaurant. The Restaurant shall be managed by not less than four (4) managers (which need not be Franchisee) who have successfully completed the Company’s initial training program and have received the ServSafe certification and who will assume responsibility for the day-to-day management of the operations of the Restaurant, including the preparation of food products, accounting and the supervision and training of personnel. Each of these trained managers of the Restaurant shall devote at least forty (40) hours per week to management responsibilities and shall be at the Restaurant during open and operating hours for that amount of time. If Franchisee is a corporation, partnership, limited liability company or other legal entity which is not an individual (“Entity”), Franchisee must also appoint a general operations manager, who shall be acceptable to Company, shall own at least a ten percent (10%) equity in the Entity, and shall have successfully completed Company’s initial training program, to supervise all franchise operations.

11.4    Franchisee acknowledges that it has received a copy of the Company’s list of approved brands and distributors (the “Approved Brands and Distributors List”). The Company has consulted with the distributors set forth on such list and each distributor has agreed to offer products, equipment, goods, inventory, supplies or paper products which will comply with the Specifications. Such Approved Brands and Distributors List is furnished to Franchisee for Franchisee’s convenience only, and, except for the Company’s proprietary products which must be purchased from the Company or its designated distributors pursuant to Section 11.2(b), Franchisee shall be entitled to purchase products, equipment, goods, inventory, supplies and paper products which comply with the Specifications from any other distributor offering such items; provided, however, that if Franchisee desires to purchase any products from any distributor not named on the Approved Brands and Distributors List, Franchisee shall first submit to the Company a written request for approval of any such distributor prior to Franchisee’s use of any such distributor. The Company shall have the right to require that its representatives be permitted to inspect the distributor’s facilities and that samples from the distributor be delivered either to the Company or to an independent laboratory designated by the Company for testing. Upon completion of Company’s inspection and/or evaluation of the proposed distributor (or samples provided by such distributor), and upon submission of any additional information or data required by Company, Company shall promptly approve or reject such proposed distributor. The Company reserves the right, at its option, to reinspect the facilities and products of any such approved distributor or of any distributor on the Company’s Approved Brands and Distributors List and to revoke its approval upon the distributor’s failure to continue to meet any of the Company’s then-current Specifications and criteria. Nothing in the foregoing shall require the Company to approve any distributor. The Company agrees to evaluate any item which Franchisee is considering procuring to determine whether such item complies with the Specifications. No charge shall be made by the Company for the services of the Company’s employees in connection with such evaluation; however, Franchisee shall reimburse the Company for amounts paid to independent laboratories or consultants chosen by the Company in its sole discretion to assist in such evaluation. All such amounts shall be set forth in a written invoice delivered to Franchisee by the Company. Franchisee shall reimburse the Company for the invoice amount within seven (7) days after the invoice has been delivered to Franchisee pursuant to Section 24.3 of this Agreement. The Approved Brands and Distributors List and any guide containing such list is proprietary information of El Pollo Loco and must be kept strictly confidential by Franchisee. Franchisee shall not copy, distribute, release or otherwise provide any third party with all or any part of the information contained in the Approved Brands and Distributors List or guide without first obtaining the prior written approval of the Company, which approval may be withheld in the Company’s sole discretion.

11.5    As uniformity of appearance and public recognition are important to the financial success of Franchisee and the Company hereunder, Franchisee agrees that in connection with the operation of the Restaurant, Franchisee shall:

a.    Use only uniforms, menu boards, signs, cards, posters, notices, displays, decorations, table tents and other such advertising materials which are identical in appearance and quality to those furnished or approved by the Company. The Company may make available its menu-stock (pre-printed as to all matters other than menu prices), including specials and featured items, to Franchisee for printing in the event that Franchisee elects to charge prices not provided for in the Company’s menu codes. Franchisee agrees that all specials or featured items designated by the Company shall be included as part of the menu and shall be made available on the days and times designated by the Company; and

b.    Not authorize or permit in the Restaurant, or on behalf of the Restaurant, any advertising, signs, cards, posters, notices, displays, decorations or table tents other than those described in Subparagraph 11.5.a, nor authorize or permit in or around the Restaurant any products or services which are not authorized by Company, without the prior written consent of the Company.

The Company shall have the right to remove any unauthorized material at Franchisee’s expense.

12.	RESTAURANT MAINTENANCE AND REPAIR

12.1    Maintenance and repair of the Restaurant are the sole responsibility and shall be done at the expense of Franchisee. For the term of this Agreement, Franchisee, at its sole cost and expense, shall maintain the Restaurant and the Location, including, but not limited to, the Restaurant building, the Location and parking lot, equipment, decor, furnishings, fixtures, wares, utensils, supplies, and inventory, in good working order and condition and in compliance with all laws. Franchisee shall replace any of the Restaurant’s equipment, furnishings and fixtures and repaint the Restaurant as necessary to satisfy this Section 12. Without limiting the generality of the foregoing, upon notice from Company of any change required or recommended by applicable law, rule or regulation, or if Company discovers any circumstance which is or may result in a danger to public health, Franchisee shall promptly, remove, repair, replace or modify any equipment or fixtures used in the Restaurant necessary to satisfy or rectify the same. All replacement equipment, furnishings and fixtures shall comply with the Company’s then-current requirements and specifications.

12.2    Franchisee agrees that it shall not make any addition to or change in the physical appearance, decor, characteristics or style of the Restaurant without the prior written consent of the Company.

12.3    During the term of this Agreement, the Company may require Franchisee, at Franchisee’s expense, to remodel the Restaurant, as the condition of the building may require, to then current El Pollo Loco standards, format, design and image, as designated pursuant to plans and specifications provided by the Company; provided, however, Franchisee shall not be required to undertake such remodeling more than once every seven (7) years during the term of this Agreement, except if such remodeling is required in connection with a transfer of the Restaurant under Section 17.4c of this Agreement.

12.4    All signs to be used in connection with the Restaurant, both exterior and interior, must conform to the Company’s sign criteria as to type, color, design and location and be approved in writing by the Company prior to installation or display. Franchisee shall change its signs to conform with updated or revised requirements of the Company when such revisions have been implemented at seventy percent (70%) of the Company’s then-operated El Pollo Loco restaurants and at such times as Franchisee is required to perform remodeling work pursuant to Section 12.3.

12.5    Franchisee shall at all times operate its Restaurant as a clean, safe, sanitary, orderly, legal and respectable place of business in accordance with the Manual, the lease or sublease, if any, for the Location and all applicable federal, state or local laws, rules, or regulations. Franchisee shall not cause or allow any part of its Location to be used for any immoral or illegal purpose.

13.	HOURS OF OPERATION

13.1    Franchisee agrees to keep the Restaurant fully operational and open to the public upon such days and during such minimum number of hours as the Company shall prescribe from time to time throughout the term of this Agreement in accordance with the Manual. In the event that the Restaurant is closed for reasons beyond Franchisee’s control, Franchisee will immediately notify the Company by the fastest means available. Franchisee shall supply to the Company prior to the commencement of the construction or remodeling work of the Restaurant proof that the Restaurant is allowed to be open to the public during such required hours and days by the applicable local governmental authorities and the landlord under the lease for the Location, if any.

14.	PERSONNEL STANDARDS

14.1    Franchisee agrees to hire, train and supervise Restaurant employees in accordance with the applicable provisions of the Manual. Franchisee shall do everything necessary to ensure that all employees are, at all times during employment in the Restaurant, neat, clean and adequately trained and supervised in connection with the performance of their duties. Franchisee shall also ensure that employees, in the performance of their duties, wear neat, clean and uniform attire as required by the Company in accordance with the Manual.

14.2    Franchisee acknowledges that adequate training and supervision are necessary in order to ensure that the Restaurant personnel provide service to the public in a courteous, efficient and skilled manner and in accordance with the standards set forth in the Manual. Franchisee understands and agrees that Franchisee is solely responsible for the performance of its employees and that the acts and omissions of such employees which are inconsistent with the provisions of this Agreement shall be considered grounds for termination of this Agreement as provided in Section 18 hereof.

14.3    Franchisee agrees to maintain wages, hours, working conditions and other benefits for all of its employees in accordance with all federal, state and local laws and regulations.

14.4    Franchisee agrees to maintain all employee time, payroll and tax records and to file required reports thereon in accordance with all federal, state and local laws and regulations.

14.5    It is mutually understood and agreed by the parties that Franchisee retains the responsibility and independent authority, notwithstanding any provision of this Agreement, to maintain and enforce personnel policies and procedures, including, but not limited to, hiring, firing and disciplining its employees. Nothing contained in this Agreement shall be construed or interpreted so that any employee of Franchisee becomes or is deemed to be an employee or agent of the Company. Franchisee shall be solely responsible for the maintenance and handling of all employee matters in the manner required by this Section 14, and Franchisee agrees to indemnify and hold the Company and its affiliates and subsidiaries harmless from any claims, losses, or liabilities resulting from any failure by Franchisee to act in such a manner.

15.	INSPECTIONS

15.1    In order to maintain the high standards of quality necessary for the mutual success of the Company and Franchisee hereunder, the Company and its authorized representatives shall have the right to inspect the Restaurant and the supplies and inventory of Franchisee. The Company’s personnel and representatives shall have the right to enter the Restaurant at any reasonable time, and from time to time, with or without notice, for the purposes of examination, conferences with Franchisee and personnel of Franchisee, observation and evaluation of the operations being conducted at the Restaurant, and for all other purposes in connection with a determination that the Restaurant is being operated in accordance with the terms of this Agreement, the Specifications and Manual and other applicable laws and regulations.

15.2    In connection with such inspections, the Company and its authorized representatives may deliver to Franchisee an inspection report in such form(s) as may be adopted by the Company from time to time (the “Inspection Report(s)”). The Inspection Report(s) shall indicate the principal items inspected, observed and evaluated.

15.3    In the event that any such Inspection Report indicates a deficiency or unsatisfactory condition with respect to any item listed thereon, Franchisee shall promptly commence to correct or repair such deficiency or unsatisfactory condition and thereafter diligently pursue the same to completion. In the event of a failure by Franchisee to comply with the foregoing obligation to correct or repair, the Company, in addition to all other available rights and remedies, including the right to terminate this Agreement pursuant to Section 18 below, shall have the right, but not the obligation, to forthwith make or cause to be made such correction or repair, and the expenses thereof, including, without limitation, meals, lodging, wages and transportation for the Company’s personnel, if so utilized in the Company’s sole discretion, shall be reimbursed by Franchisee. Should any deficiency or unsatisfactory condition be reported more than once within any thirty (30) day period, the Company shall have the right, in addition to all other available rights and remedies, to place a Company representative in charge of the Restaurant for a period of up to thirty (30) days in each such instance, and the wages and expenses of meals, lodging and transportation of said representative, which shall be commensurate with that provided for managers of other Company-owned El Pollo Loco restaurants, shall promptly be reimbursed by Franchisee. All such expenses incurred by the Company pursuant to this Section shall be set forth in a written invoice delivered to Franchisee by the Company. Franchisee shall reimburse the Company for the invoice amount within seven (7) days after the invoice has been delivered to Franchisee pursuant to Section 24.3 of this Agreement.

16.	TRAINING

16.1    The Company and Franchisee agree that it is important to the operation of the Restaurant that Franchisee and its employees receive such training as the Company may require from time to time. In that regard, Franchisee agrees as follows:

a.    Unless Franchisee (if Franchisee is an individual), a minimum of three (3) of Franchisee’s managers for the Restaurant, and, Franchisee’s general operations manager (if Franchisee is an Entity), have each attended and successfully completed Company’s initial training, a minimum of three (3) of

Franchisee’s managers for the Restaurant, together with Franchisee (if Franchisee is an individual) or Franchisee’s general operations manager (if Franchisee is an Entity), shall attend and satisfactorily complete an initial training session provided by the Company. Such training shall be completed prior to the opening of the Restaurant.

b.    Franchisee shall implement a training program for Franchisee’s employees in accordance with training standards and procedures prescribed by the Company and shall staff the Restaurant at all times during the term of this Agreement with a sufficient number of trained employees.

c.    The Company may provide continuing operations training from time to time to reinforce operational standards, and new product roll-outs. The required frequency, duration, subject matter and required attendees shall be as determined by the Company from time to time.

d.    In addition to the initial management training session described above, the Company may, at the Company’s sole option, (and if the Restaurant is Franchisee’s or its affiliate’s first El Pollo Loco restaurant, the Company shall) assist Franchisee in the initial opening of the Restaurant by sending to the Restaurant a member of the Company’s personnel who shall assist in the scheduled opening of the Restaurant.

e.    The Restaurant shall not be opened until the Company is satisfied that Franchisee and Franchisee’s managers and other restaurant personnel have been adequately trained in the El Pollo Loco System.

16.2    Company shall provide the training specified in Section 16.2 and initial training to Franchisee’s new managers without additional charge to Franchisee, provided that if Franchisee shall request Company to provide initial training to more than 3 managers in any 12 month period, Company may charge Franchisee a training fee for each manager so trained. Franchisee understands and agrees that Franchisee and any trainee shall be solely responsible for any and all costs incurred by them with respect to such training, including the costs for any compensation, wages (including compensation of and worker’s compensation insurance), lodging, travel expenses or any other expenses incurred in connection with any initial training sessions, refresher courses or optional training programs, and any such trainee shall not be considered an employee or agent of the Company.

17.	ASSIGNMENT

17.1    Assignment by the Company. The Company shall have the right to assign or transfer any of its rights or delegate any of its obligations under this Agreement in whole or in part to any person, firm or corporation; provided, however, that with respect to any assignment resulting in the subsequent performance by the assignee of the obligations of the Company hereunder:

a.    The assignee shall expressly assume and agree to perform such obligations of the Company in writing; and

b.    From and after the date of any such assignment, the Company shall have no further obligation or liability under this Agreement.

17.2    Assignment by Franchisee. The rights and duties created by this Agreement are personal to Franchisee. Franchisee acknowledges that the Company has entered into this Agreement in reliance on the individual or collective character, skill, aptitude, business ability, and financial capacity of Franchisee and its owners. Franchisee and each owner of an interest in this Agreement represent, warrant, and agree that all “Interests” in the Franchisee are owned in the amount and manner in which Franchisee has disclosed them to the Company, as more particularly set forth in Schedule 1 to this Agreement. (An “Interest” means any shares or partnership interests in the Franchisee and any other legal or equitable right in any of Franchisee’s stock, revenues, profits, rights or assets. When referring to the Franchisee’s rights or assets, an “Interest” also includes this Agreement and the Franchisee’s rights under and interest in this Agreement, the Restaurant and the revenues, profits or assets of the Restaurant.) Franchisee and each owner also represent, warrant and agree and no change will be made in the ownership of an Interest other than as permitted by this Agreement or as we may otherwise approve in writing. Franchisee and each owner agree to furnish the Company with evidence as the Company may request from time to time to assure that the Interests of the Franchisee and each owner remain as permitted by this Agreement, including a list of all persons or entities owning any Interest.

Neither this Agreement nor any Interest herein nor any Interest of the Franchisee or any owner may be directly or directly, sold, transferred, assigned, conveyed, gifted, pledged, mortgaged, or otherwise encumbered without the Company’s prior written approval (“Assignment”). Any such purported Assignment occurring by operation of law or otherwise without the Company’s prior written consent shall constitute a default of this Agreement by Franchisee, and shall be null and void. Except in the instance of Franchisee advertising to sell its Restaurant and assign this Agreement in accordance with the terms thereof, Franchisee shall not, without the Company’s prior written consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior décor, items, supplies, fixtures, equipment, Franchisee’s lease or the real or personal property used in connection with the Restaurant. This Agreement may not be transferred by Franchisee to a publicly-held entity, or to any entity whose direct or indirect parent’s securities are publicly traded and no shares of Franchisee or any direct or indirect owner of Franchisee may be offered for sale through the public offering of securities.

17.3    In the event that Franchisee desires to assign all or any part of its rights, privileges and interests under this Agreement, Franchisee shall first offer such Assignment to the Company by notifying the Company in writing of the material terms and conditions, including price and identity of transferee) upon which Franchisee would be willing to make such an Assignment. Franchisee shall also concurrently provide the Company with the estoppel certificate identified in Section 17.5 below and such other information as needed by the Company to enable the Company to evaluate the offer. The Company shall have the first right to acquire said rights, privileges and interests of Franchisee by accepting the offer in accordance with said terms and conditions or equivalent cash, as determined by Company in its reasonable business judgment. If, within thirty (30) days after receipt of Franchisee’s notice, the Company advises Franchisee of its acceptance of the offer as stated in the notice, Franchisee agrees to promptly make the Assignment to the Company on the stated terms and conditions. Should the Company elect to exercise its right of first refusal, Franchisee shall, if requested by the Company, cause Franchisee’s lease or sublease, if any, with the lessor for the Location to be assigned to the Company. Notwithstanding the foregoing, the Company shall have at least sixty (60) days from the date of its notice of exercise to Franchisee to close the transaction and the Company shall also be entitled to all customary and reasonable representations and warranties from Franchisee regarding the Restaurant.

17.4    If, within thirty (30) days after receipt of Franchisee’s notice, the Company does not indicate its acceptance of the offer as stated in the notice, Franchisee shall thereafter have the right, subject to the prior written consent of the Company, to make the Assignment to the proposed transferee on the same terms and conditions as stated in the notice. Should the Company not exercise its right of first refusal and should the contemplated Assignment not be completed within one hundred (120) days from the date of Franchisee’s notice, or should the terms and conditions thereof (including the proposed transferee or the ownership therein) be altered in any material way, this right of first refusal shall be reinstated and any such subsequent proposed Assignment or altered terms and conditions of the current transaction must again be offered to the Company in accordance with the terms of these Sections 17.3 and 17.4. Franchisee shall notify the Company in writing of any proposed assignee and shall promptly furnish the Company with such other information and documentation as the Company may request for the purpose of considering whether to grant its written consent. Franchisee acknowledges and agrees that the Company shall be entitled, at its election and without liability to Franchisee, to provide assignee with information relating to the Restaurant, including information in the Company’s possession relating to operations and sales. The Company shall not unreasonably withhold its consent to an Assignment provided that the Franchisee and the assignee satisfy such reasonable terms and conditions which may be imposed by the Company as a condition to obtaining the Company’s consent, which may include, without limitation, the following:

a.    The assignee (and its partners or the officers, directors, principal shareholders, or members of the assignee, as the case may be) shall be determined by the Company:

i.    To have the appropriate business qualifications, restaurant operations experience, reputation, character, and aptitude necessary to operate and maintain the Restaurant;

ii.    To have the ability to devote full time and best efforts to operating and maintaining the Restaurant;

iii.    To be financially responsible, possess a favorable credit rating, be economically capable of carrying on the Restaurant business and have sufficient net worth as required by the Company for new franchisees;

iv.    To not have been convicted of a felony or other criminal misconduct that is relevant to the operation of the Restaurant;

v.    Shall neither directly nor indirectly own, operate, control or have any financial interest in any other business which would constitute a “Competitive Business” (as such term is defined in Section 21.5 of this agreement); and

vi.    Shall have demonstrated to the Company’s satisfaction that assignee meets all of the Company’s then-current requirements for new El Pollo Loco franchisees, which requirements are subject to change by the Company from time to time in its sole discretion.

b.    At the election of the Company, the assignee shall either expressly assume in writing, for the benefit of and in form and substance satisfactory to the Company, all of the obligations and liabilities of Franchisee under this Agreement or enter into the Company’s then-current form of franchise agreement; provided, however, that the term of such new agreement shall be equal to the remaining term of this Agreement and assignee shall not be required to pay a new initial franchise fee. In addition, if assignee is an Entity, Company may require that one or more of the partners, shareholders or members of assignee, as applicable, and Franchisee in the case of a transfer by Franchisee to an Entity to be owned in whole or in part by Franchisee, execute a personal guaranty, in form and substance satisfactory to the Company, guaranteeing each of assignee’s obligations and liabilities. The number and identity of those partners, shareholders and members of assignee which will be required to execute guarantees shall be those persons and entities which, in the reasonable judgment of the Company, have a sufficient net worth to ensure assignee’s performance under this Agreement. If the assignee is a corporation, partnership or limited liability company, it also shall demonstrate to the reasonable satisfaction of the Company that it has established transfer instructions prohibiting the transfer on its records of any equity securities, partnership interests or ownership interests in violation of the requirements set forth in this Section 17 and that each stock, partnership or ownership certificate of Franchisee shall have conspicuously endorsed upon its face a statement in form satisfactory to the Company that the assignment or transfer is subject to all of the restrictions imposed upon assignments by this Agreement;

c.    The assignee or the assignor agrees to the reimage and/or remodel of the Restaurant to the Company’s then-current standards, format, design and image, as designated pursuant to plans and specifications provided by the Company. The assignee must deposit into an escrow account the sums the Company deems necessary to complete the required reimage and/or remodel of the Restaurant. Franchisee will have a specified period of time to complete required reimage and/or remodel of the Restaurant, and the sum deposited into escrow will not be released to Franchisee until the Company determines that the required reimage and/or remodel of the Restaurant has been completed to its satisfaction;

d.    The assignee, or if assignee is an Entity, its designated general operations manager (who has at least a ten percent (10%) equity interest in assignee), and two persons designated as managers, have successfully completed the Company’s management training program;

e.    The assignee shall represent and warrant to the Company in writing that the assignee:

i.    Has conducted an independent study of the Restaurant and the business therein;

ii.    Has not in any way relied upon statements or representations of the Company or its employees or agents except as may be contained in an Offering Circular or other comparable disclosure document which may be required to be delivered to such assignee in accordance with applicable law; and

iii.    Acknowledges and understands that the assignee’s rights upon assignment are conditioned on full performance of Franchisee’s obligations hereunder and are limited to those expressly provided for in this Agreement.

f.    As of the date of such assignment, Franchisee shall have fully performed and complied with all of its obligations to the Company, whether under this Agreement or any other agreement, arrangement or understanding with the Company;

g.    Franchisee shall pay and discharge all outstanding obligations to third parties arising from the existence, operation or maintenance of the Restaurant including, without limitation, amounts owing under the lease, if any, for the Location or to employees, vendors, taxing authorities, utility companies and others as of the assignment date;

h.    Franchisee shall pay to the Company a transfer fee to reimburse the Company for costs and expenses incurred in connection with such Assignment including, without limitation, the cost of credit investigations and the preparation of Assignment agreements and disclosure documents which may be required to be delivered to such assignee under applicable federal or state law. The transfer fee shall be Ten Thousand Dollars ($10,000.00); and

i.    Upon consent of the Company to any assignment, Franchisee shall execute a general release, in form and substance satisfactory to the Company, of all claims against the Company.

17.5    Upon the Company’s request, Franchisee shall, concurrently with any offer submitted to the Company by Franchisee regarding a transfer or purported Assignment or at any other time at the Company’s request, furnish the Company with an estoppel agreement indicating any and all claims, demands and causes of action, if any that Franchisee may have against Franchisor or if none so exist, so stating, and a list of all owners having an interest in this Agreement or in Franchisee, the percentage interest of each owner and a list of all officers, directors, members and/or shareholders in such form as the Company may require.

17.6    Any encumbrance, assignment or purported encumbrance or assignment of Franchisee’s rights, privileges or interests under this Agreement without the Company’s written consent shall be null and void, of no force and effect, and shall constitute grounds for termination of this Agreement as provided in Section 18 hereof.

17.7    If Franchisee is an Entity or if this Agreement is assigned to an Entity, an Assignment of this Agreement will be deemed to have occurred when in the aggregate more than fifty percent (50%) of any one class of outstanding capital stock, the voting power, membership interests, partnership interests or other ownership interests of such Entity has been sold, transferred, pledged or assigned. In determining whether there has been a transfer of fifty percent (50%) of the stock, voting power, partnership interests or other ownership interests in Franchisee as provided for in this Section 17.7, the Company may aggregate with any transfer, sale or assignment of stock, voting power, partnership interest or other ownership interest any other transfer occurring within thirty-six (36) months prior to the date of such determination.

17.8    If an assignment is deemed to have occurred under any of the provisions of Section 17.7, then prior to the assignment and transfer being consummated, the Company shall have the option to purchase not only the interests being transferred, but also the remaining interests, so that the ownership of the Company will be one hundred percent (100%). Any purchase of such remaining interests shall be valued on a basis proportionate to the price of the interests initially being offered. If Franchisee is an Entity, Franchisee shall cause each of the owners of any equity ownership interest in Franchisee to execute an agreement granting Company an option to purchase each of such owner’s interest in Franchisee upon an assignment as provided in Section 17.7.

17.9    Any assignment based upon the legal incapacity of Franchisee, whether by operation of law or otherwise, shall be subject to the Company’s written consent and right of first refusal as provided herein.

17.10    If this Agreement is assigned, Franchisee shall remain liable to the Company for the obligations of the assignee hereunder and which arise as a result of acts, events or omissions which occur prior to the effective date of the assignment or within sixty (60) months following the effective date of the assignment; provided, however, that the foregoing limitation on liability shall not reduce Franchisee’s continuing liability to the extent that Franchisee is a partner, shareholder or owner of an interest in the assignee. The Company’s consent to any transfer hereunder shall not constitute a waiver or release of any claims it may have against Franchisee as of the date of the assignment.

17.11    Any transfer of this Agreement or any interest in this Agreement or franchisee by will or intestate succession, or the sale of this franchise or any interest in Franchisee constituting a transfer pursuant to Section 17.7 by the executor or administrator of Franchisee’s or such shareholder’s or person’s estate, shall be considered to be a transfer requiring compliance with the provisions of this Section 17, including the requirements concerning the Company’s written approval of the assignee, the assignee’s qualifications and training, and the execution of agreements. In the event the Company does not approve the qualifications of any heir or beneficiary to operate the Restaurant, the executor or administrator of Franchisee’s estate shall have a period of twelve (12) months following written disapproval to sell the franchise business to an assignee acceptable to the Company, during which twelve (12) month period the Restaurant shall be operated in accordance with all the terms and provisions of this Agreement. Such sale shall be subject to the Company’s right of first refusal pursuant to this Section 17. If such a sale is not concluded within that period, the Company may terminate this Agreement.

17.12    If, for convenience of ownership, Franchisee desires to assign this Agreement to an Entity to hold its interest in this Agreement, Company will consent to the assignment of this Agreement to an Entity, provided that (i) none of the securities of an Entity shall be traded on any public exchange or over the counter market; (ii) the certificates or other evidence of ownership held by the owner thereof shall contain a restriction on transfer referencing this Franchise Agreement, in a form required by Company; (iii) the ownership of the assignee Entity shall be in the same proportion as the ownership of Franchisee immediately prior to the transfer; and (iv) none of the shares of stock, membership interests, voting power, equity or ownership interests in the assignee Entity shall be held by or for the benefit of a business competitor of Company. Franchisee shall pay an administrative fee of Five Hundred Dollars ($500.00) per transfer for each transfer to an Entity where such transfer is for the convenience of ownership only. At the time of request for a transfer for the convenience of ownership, Franchisee shall submit the following documents to Company and Company shall review and approve such documents within thirty (30) days thereafter:

a)    For an assignment to a corporation, Franchisee shall provide to Company a (i) file stamped copy of the Articles of Incorporation (or comparable organizational document) and By-laws of the proposed assignee corporation, (ii) a sample stock certificate, (iii) a Certificate of Good Standing in the state in which the corporation is authorized to do business and the state in which the corporation will conduct the restaurant business pursuant to this Franchise Agreement, and (iv) a list of directors, shareholders and officers and their percentage ownership of the stock of the corporation. Each share certificate of a corporation shall contain a restriction on transfer in a form designated by the Company.

b)    For an assignment to a partnership, Franchisee shall provide to Company a (i) file stamped copy of the Certificate of Limited Partnership (if applicable) or the Statement of Partnership, and (ii) a copy of the fully executed Partnership Agreement, containing an exhibit showing the percentage of ownership in the partnership by all partners. The partnership agreement shall contain a restriction on transfer in a form designated by the Company.

c)    For an assignment to a limited liability company, Franchisee shall provide to Company (i) Certificate of Formation (or comparable organizational document) of Limited Liability Company; (ii) a fully executed copy of the Operating Agreement, containing an exhibit showing the percentage of ownership of all members in the limited liability company; and (iii) the name of the manager or managers of the limited liability company. The operating agreement shall contain a restriction on transfer in a form designated by the Company.

d)    Franchisee acknowledges that the purpose of the restrictions on transfer referenced in Sections 17.12.a through 17.12.c above are to protect the Company’s trademarks, service marks, trade secrets, and operating procedures as well as the Company’s general high reputation and image, and is for the mutual benefit of the Company, the Franchisee and other Franchisees of the Company. The Company shall not unreasonably restrict the issuance or transfer of stock or interests in a partnership or limited liability company, provided that, in no event, shall any share of stock of such assignee corporation, or an interest in a partnership or limited liability be sold, assigned or transferred to a business of a competitor of the Company.

17.13    In connection with a sale by Franchisee of all or substantially all of the assets relating to the Restaurant business, Franchisee may take a security interest in the Restaurant and Franchisee’s rights under this Agreement to secure any financing that Franchisee provides to the purchaser for the purchase of the Restaurant. In the event of a default under such financing arrangement and the exercise by Franchisee of its rights under such security interest, Franchisee or the entity purchasing the Restaurant out of a foreclosure sale may become the franchisee under this Agreement, subject to its compliance with each of the requirements set forth in this Section 17.

18.	DEFAULT AND TERMINATION

18.1    In addition to all other available rights and remedies, Company shall have the right to terminate this Agreement only for “cause”. “Cause” is hereby defined as a material breach of this Agreement, including but not limited to any of the facts or circumstances specified in Sections 18.2 or 18.3.

18.2    In addition to all other available rights and remedies, the Company shall have the right upon the occurrence of any of the following events to immediately terminate this Agreement by giving written notice to Franchisee, which termination shall become effective immediately upon the giving of such notice.

a.    Abandonment of the Restaurant by Franchisee by failing to operate the Restaurant business for ten (10) consecutive days or any shorter period of time after which the Company reasonably determines that Franchisee does not intend to continue to operate the business, unless such failure is due to fire, flood, earthquake or other similar cause beyond Franchisee’s control, in which case Franchisee shall comply with each of the requirements set forth in Section 24.17;

b.    Franchisee admits to an inability to pay its debts as the same become due, is declared bankrupt or judicially determined to be insolvent, or all or a substantial part of the assets thereof are assigned to or for the benefit of any creditor, or Franchisee admits its inability to pay its debts as they come due;

c.    A levy of execution is made upon the Restaurant, the license granted by this Agreement or upon any property used in the Restaurant business, and it is not discharged within five (5) days of such levy;

d.    The Restaurant business, equipment or premises are seized, taken over or foreclosed by a creditor, lienholder or lessor, provided that a final judgment rendered against Franchisee remains unsatisfied for at least thirty (30) days and a supersedes or other appeal bond has not been filed;

e.    The right to occupy or lease the Location is lost or terminated and Franchisee has not relocated the Restaurant, if permitted, pursuant to Section 24.17;

f.    Franchisee or any of its partners, officers, directors or principal shareholders is convicted of a felony or any other criminal misconduct that is relevant to the operation of the Restaurant;

g.    The failure of Franchisee to reach each milestone and to open and operate the Restaurant in accordance with and by the time set forth in Section 4.1a.-c.;

h.    Any purported assignment, transfer or sublicense of this franchise, or any right hereunder, without the prior written consent of the Company;

i.    Any material misrepresentation is made by Franchisee in connection with the acquisition of the franchise herein;

j.    Franchisee engages in conduct which reflects materially and unfavorably upon the operation, the reputation of the Restaurant business, the El Pollo Loco System, or the goodwill associated with the El Pollo Loco Marks;

k.    Franchisee repeatedly fails to comply with one (1) or more material standards or requirements of this Agreement(or as specified in the Manual), whether or not corrected after notification thereof. A repetition within a one-year period of any default shall justify the Company in terminating this Agreement upon written notice to the Franchisee without allowance for any curative period;

l.    Failure of Franchisee, for a period of ten (10) days after notification of noncompliance, to comply with any federal, state or local law or regulation applicable to the operation and maintenance of the Restaurant, including, but not limited to, public health and safety requirements; or

m.    Reasonable determination on the part of the Company that continued operation of the Restaurant by Franchisee will result in an imminent danger to public health or safety; or

n.    Except for noncompliance otherwise covered by Subparagraph 18.2.l above, failure of Franchisee to correct a deficiency or unsatisfactory condition referred to in an Inspection Report (discussed in Section 15 hereof) which the Company reasonably determines may have a material adverse effect on the ownership or operation of the Restaurant after having received a reasonable opportunity to cure such deficiency or unsatisfactory condition, which in no event need be more than thirty (30) days.

18.3    Except for any default by Franchisee under Section 18.2, or as otherwise expressly provided in this Agreement, Franchisee shall have 10 days (5 days in the case of any default in the timely payment of sums due to Company or its affiliates), after Company’s written notice of a material default within which to remedy any material default under this Agreement, and to provide evidence of such remedy to Company. If any such default is not cured within that time period, or such longer time period as applicable law may require or as Company may specify in the notice of default, this Agreement and all rights granted by it shall thereupon automatically terminate without further notice or opportunity to cure.

Franchisee shall be in material default under this Section for any failure to comply with any of the requirements imposed by this Agreement. Such material defaults shall include, but are not limited to, the occurrence of any one or more of the following events:

a.    Failure of Franchisee to pay to the Company any fees, costs, charges or other amounts due under this Agreement;

b.    Failure of Franchisee to pay when due any rent, taxes or other payments required under any sublease with the Company for the Location;

c.    Failure of Franchisee to cure any default by Franchisee under any loan, note or other obligation which is obtained to assist Franchisee to make any payment due the Company hereunder or which is secured by all or any part of Franchisee’s interest in the Restaurant, the Location, and/or the improvements or furniture, fixtures or equipment therein;

d.     The attachment of any involuntary lien in the sum of One Thousand Dollars ($1,000.00) or more upon any of the business assets or property of Franchisee, which lien is not removed, or for which Franchisee does not post a bond sufficient to satisfy such lien, within thirty (30) days of the filing of such lien;

e.    In the event that Franchisee leases or subleases the Location and/or the leasehold improvements thereon from a third party, the failure of Franchisee to cure any and all defaults under the terms and provisions of any such lease or sublease within the time provided for the curing of any such default(s) in any such lease or sublease;

f.    The failure of Franchisee to cure any and all defaults under the terms and provisions of any other agreement with the Company, or any third party relating to this franchise or the operation or ownership of the Restaurant, including any other franchise agreement, lease or promissory note between the Company or its affiliate and Franchisee within the time provided for the curing of any such defaults in any such other agreement, lease or promissory note;

g.    Franchisee’s misuse or unauthorized use of the El Pollo Loco Marks; or

h.    Failure of Franchisee to comply with any standard or requirement of this Agreement which is not otherwise covered in this Section 18.

18.4    Notwithstanding anything to the contrary contained in this Section 18, in the event any valid, applicable law of a competent governmental authority having jurisdiction over this Agreement and the parties hereto shall limit Company’s rights of termination hereunder or shall require longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations. Company shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, hearing or dispute relating to this Agreement or the termination thereof.

18.5    Company shall not, and can not be held in breach of this Agreement until (i) Company has received written notice from Franchisee describing in detail any alleged breach; and (ii) Company has failed to remedy the breach within a reasonable period of time after such notice, which period shall not be less than 60 days plus such additional time as reasonably required by Company if because of the nature of the alleged breach it cannot reasonably be cured within said 60 days, provided Company promptly commences and continues diligently to cure such alleged breach. Except for breach hereof by the Company (subject to the preceding sentence) or as permitted under Section 24.17 hereof, Franchisee shall have no right to terminate this Agreement.

19.	RIGHTS AND OBLIGATIONS UPON TERMINATION

19.1    In the event of expiration or earlier termination of this Agreement:

a.    Franchisee shall promptly cease to use, in any manner and for any purpose, directly or indirectly, the El Pollo Loco Marks, the El Pollo Loco System, Company’s trade secrets, propriety information, policies, procedures, techniques, methods and materials used by Franchisee in connection with the franchise relationship and shall immediately return to Company any and all tangible (including electronic) copies of any of the foregoing, including, but not limited to:

i.    Specifications, recipes and descriptions of food products;

ii.    The Manual, memoranda, bulletins, forms, reports, instructions and supplements thereto;

iii.    Training methods and materials provided by the Company hereunder;

iv.    Brochures, posters and other advertising materials; and

v.    All items bearing or containing the El Pollo Loco Marks, including without limitation, all trademarks, trade names, service marks, logotypes, designs and other identifying symbols and names pertaining thereto.

b.    Franchisee shall immediately remove, obliterate or destroy all signs and advertisements identifiable in any way with the Company’s name and perform such reasonable redecoration and remodeling of the Restaurant and the Location as may be necessary, in the Company’s judgment, to distinguish it from an El Pollo Loco restaurant. To the extent that Company is required under applicable law to repurchase certain goods from Franchisee, Franchisee hereby grants to the Company the option to purchase all paper goods, containers and all other items containing the Company’s name or the El Pollo Loco Marks which are in re-saleable or reusable condition at the lower of their cost or fair market value at the time of termination;

c.    The Company may retain all fees paid pursuant to this Agreement;

d.    On any termination or expiration of this Agreement, whether due to a default of Franchisee or otherwise, the Company shall have the right, at its option, for thirty (30) days after such termination or expiration to elect to purchase Franchisee’s interest in the leasehold improvements and furniture, fixtures, equipment, and any or all of the other tangible Restaurant assets at a purchase price equal to the lesser of Franchisee’s cost or the fair market value of such leasehold improvements, furniture, fixtures, equipment and other assets, and to purchase Franchisee’s inventory at Franchisee’s cost thereof. If the parties hereto cannot agree on the fair market value within forty-five (45) days of any such date of termination or expiration, the Company shall designate an independent appraiser whose determination shall be binding. If the Company elects to exercise any option to purchase as herein provided, it shall have the right to set off all amounts due from Franchisee and the costs of the appraisal, if any, against any payment therefore. In addition, should the Company elect to exercise its option hereunder, Franchisee shall cause all third party liens on the assets or business to be released and take all action necessary to cause Franchisee’s lease or sublease, if any, with the lessor for the Location to be assigned to the Company.

19.2    Upon the expiration or termination of this Agreement, Franchisee shall promptly pay all sums owing to the Company and its subsidiaries and affiliates. In the event of termination by reason of any default of Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys’ fees, incurred by the Company as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of the Company against any and all of the personal property, furnishings, equipment, signs, fixtures, and inventory owned by Franchisee located in the Restaurant operated hereunder at the time of any such default. Franchisee agrees to pay interest to the Company on any amounts which may become due to the Company from Franchisee, if such are not paid when due, at the rate of fifteen percent (15%) per annum or the maximum interest rate permitted by law, whichever is less.

19.3    The expiration or termination of this Agreement shall be without prejudice to the rights and remedies of the Company against Franchisee. Furthermore, such expiration or termination shall neither release Franchisee or any of its obligations and liabilities to the Company existing at the time thereof nor terminate those obligations and liabilities of Franchisee which, by their nature, survive the expiration or termination of this Agreement.

19.4    Upon expiration or termination of this Agreement, the Company may remove all references to the Franchise and/or to the Restaurant from its website(s).

20.	RIGHTS TO A SUCCESSOR FRANCHISE

20.1    Franchisee shall have the right, subject to the conditions contained in this Section 20.1, to acquire a successor franchise for the Restaurant on the terms and conditions of the Company’s then current form of franchise agreement and for a term of either ten (10) years (a “Ten Year Successor Term”) or a term of twenty (20) years (a “Twenty Year Successor Term”) commencing on the expiration of the term of this Agreement. Franchisee’s right to a successor franchise shall be conditioned upon the satisfaction of each of the following conditions prior to the expiration of the term of this Agreement: (a) Franchisee is in compliance with this Agreement in all respects including financial and operational compliance and has been in substantial compliance with this Agreement throughout the term; (b) the Company has not notified Franchisee of its decision that any federal or applicable state legislation, regulation or rule which is enacted, promulgated or amended after the date hereof may have an adverse effect on the Company’s rights, remedies or discretion in franchising El Pollo Loco restaurants; (c) Franchisee maintains the right to possession of the Location for the term of the successor franchise agreement; (d) Franchisee shall have paid the renewal fee described in the final sentence of this Section 20.1; and (e) Franchisee satisfies each of the conditions and executes and delivers the agreement described in Sections 20.2,

20.3 and 20.4 below. Franchisee will be obligated to pay a renewal fee equal to (i) 25% of the Company’s then current standard initial franchise fee if Franchisee elects a Ten Year Successor Term or (ii) 50% of the Company’s then current standard initial franchise fee if Franchisee elects a Twenty Year Successor Term.

20.2 Franchisee must give the Company written notice of Franchisee’s desire to acquire a successor franchise at least three hundred sixty (360) days prior to the expiration of this Agreement and shall indicate in such notice whether it has selected a Ten Year Successor Term or a Twenty Year Successor Term. The Company will give Franchisee notice, not later than sixty (60) days after receipt of notice, of the Company’s decision as to whether or not Franchisee has the right to acquire a successor franchise pursuant to Section 20.1. Notwithstanding notice of the Company’s decision that Franchisee has the right to acquire a successor franchise for the Restaurant, Franchisee’s right to acquire a successor franchise will be subject to Franchisee’s continued compliance with all of the terms of this Agreement up to the date of its expiration.

20.3 If Franchisee exercises the right to acquire a successor franchise in accordance with Section 20.2 above, Franchisee shall enter into an agreement with the Company within sixty (60) days following delivery of the written notice pursuant to Section 20.2, agreeing to remodel the Restaurant, add or replace improvements, fixtures, furnishings, equipment and signs, and otherwise modify to upgrade the Restaurant to the specifications, image and standards then applicable for new El Pollo Loco restaurants. All such remodelings, additions and replacements must be completed prior to the effective date of such successor franchise agreement.

20.4 If Franchisee has the right to acquire a successor franchise in accordance with Section 20.1 and exercises that right in accordance with Section 20.2, the parties must execute the form of franchise agreement (which may contain provisions, including royalty and advertising fees, materially different from those contained herein) and all ancillary agreements which the Company then customarily uses in granting renewal franchises for the operation of El Pollo Loco restaurants, and Franchisee must execute general releases, in form and substance satisfactory to the Company, of any and all claims against the Company and its affiliates, officers, directors, employees, agents, successors and assigns. Failure by Franchisee to sign such agreements and releases within thirty (30) days after delivery thereof to Franchisee shall be deemed an election by Franchisee not to acquire a successor franchise.

21.	PROPRIETARY RIGHTS AND UNFAIR COMPETITION

21.1 In the event of any claim of or challenge to Franchisee’s use of the El Pollo Loco Marks licensed under this Agreement, Franchisee shall immediately notify the Company in writing of the facts of such claim or challenge.

a.     The Company shall protect and defend Franchisee against any claims or challenges arising out of Franchisee’s proper use of the El Pollo Loco Marks licensed hereunder.

b.     The Company shall reimburse Franchisee for all damages for which it is held liable in any such proceeding; however, the foregoing obligations of the Company to protect, defend and reimburse Franchisee will exist only if

Franchisee has used the name or mark which is the subject of the controversy in strict accordance with the provisions of this Agreement and the rules, regulations, procedures, requirements and instructions of the Company and has notified the Company of the challenge as set forth above.

c.    Any action to be taken in the event of a claim or challenge to any of the El Pollo Loco Marks shall be solely in the discretion of the Company. The Company shall have the sole right to control any legal actions or proceedings resulting therefrom. Any actions taken to protect the El Pollo Loco Marks shall also be within the sole discretion and control of the Company. Franchisee shall cooperate fully with the Company in the prosecution or defense of any claim or challenge concerning any of the El Pollo Loco Marks.

21.2    If it becomes advisable at any time, in the sole discretion of the Company, to modify or discontinue the use of any one or more of the El Pollo Loco Marks or to use one or more additional or substitute names, marks or copyrights, Franchisee agrees to immediately comply with the instructions of the Company in that regard. In such event, the sole obligation of the Company will be to reimburse Franchisee for the actual costs, such as replacing sign faces, of physically complying with this obligation.

21.3    Franchisee acknowledges and agrees that at all times and in all respects, the El Pollo Loco Marks are the sole property of the Company and that Franchisee has only a license to use such rights and marks according to the provisions hereof. Franchisee shall make no application for registration of any identifying name or mark licensed herein or similar thereto without the prior written consent of, and upon terms and conditions satisfactory to, the Company. Franchisee shall not register any of the El Pollo Loco Marks, part thereof, or anything confusingly similar thereto, as a domain name, or use, or permit the usage of, any of the same in connection with any Internet web site or web page. Franchisee agrees to indicate the required trademark, service mark or copyright notices in the form specified by the Company in connection with its use of the El Pollo Loco Marks. Franchisee agrees to take no action which will interfere with any of the Company’s rights in and to the El Pollo Loco Marks. Franchisee shall not, without the Company’s prior written consent, sell, dispense or otherwise provide the Company’s products bearing the El Pollo Loco Marks, except by means of retail sales in, or delivered from, the Restaurant.

21.4    a. Franchisor may, at its option, establish and maintain an Internet through which franchisees of Franchisor may communicate with each other, and through which Franchisor and Franchisee may communicate with each other and through which Franchisor may disseminate the Manuals, updates thereto and other confidential information. Franchisor shall have sole discretion and control over all aspects of the Intranet, including the content and functionality thereof. Franchisor will have no obligation to maintain the Intranet indefinitely, and may dismantle it at any time without Franchisor having any liability to Franchisee. As used herein, the term “Intranet” shall mean an intranet, extranet or other communication network between and among Franchisor and Franchisee that is accessed by the Internet. As used herein, the term “Internet” shall mean collectively the myriad of computer and telecommunications facilities, including equipment and software, which comprise the interconnected worldwide network of networks that employ the TCP/IP [Transmission Control Protocol/Internet Protocol], or any predecessor or successor protocols to such protocol, to communicate information of all kinds by fiver optics, wire, radio or other methods of electronic communication.

b.    If Franchisor establishes an Intranet, Franchisee shall have the privilege to use the Intranet, subject to Franchisee’s strict compliance with the standards and specifications, protocols and restrictions that Franchisor may establish from time to time. Such standards and specifications, protocols and restrictions may relate to, among other things, (i) use of abusive, slanderous or otherwise offensive language in electronic communications; (ii) confidential treatment of materials that Franchisor transmits via the Intranet; (iii) password protocols and other security precautions; (iv) grounds and procedures for Franchisor’s suspending or revoking a franchisee’s access to the Intranet; and (v) a privacy policy governing Franchisor’s access to and use of electronic communications that franchisees post to the Intranet. Franchisee acknowledges that, as administrator of the Intranet, Franchisor can technically access and view any communication that any person posts on the Intranet. Franchisee further acknowledges that the Intranet facility and all communications that are posted to it will become Franchisor’s property, free of any claims of privacy or privilege that Franchisee or any other person may assert.

c.    Upon receipt of notice from Franchisor that Franchisor has established the Intranet, Franchisee shall establish and continually maintain (during all times that the Intranet shall be established and until the termination of this Agreement) an electronic connection (the specifications of which shall be specified in the Manuals) with the Intranet that allows Franchisor to send messages to and receive messages from Franchisee, subject to the standards and specifications.

d.    Franchisee shall contribute a reasonable amount, not to excess $1,000.00 per year (which maximum amount shall increase at a rate of 3% per calendar year during the term of this Agreement, toward the cost of the Intranet’s maintenance. Such contribution shall be established by Franchisor by not later that March 1 of each calendar year and shall be payable thirty (30) days thereafter.

e.    If Franchisee shall breach this Agreement or any other agreement with Franchisor or its Affiliates, Franchisor may disable or terminate Franchisee’s access to the Intranet without Franchisor having any liability to Franchisee, and in which case Franchisor shall only be required to provide Franchisee a paper copy of the Manuals and any updates thereto, if none have been previously provided to Franchisee, unless not otherwise entitled to the Manuals.

3.1.4.    Franchisor has established a Website. As used herein, the term “Website” shall mean one or more Internet websites that may, among other things, facilitate catering, take-out and delivery orders, provide information about the System and the products and services which are offered on such Website and at restaurants operated under the El Pollo Loco Marks.

a.    Franchisor may, at its sole discretion, from time to time, without prior notice to Franchisee: (i) change, revise, or eliminate the design, content and functionality of the Website; (ii) make operational changes to the Website; (iii) change or modify the URL and/or domain name of the Website; (iv) substitute, modify, or rearrange the Website, at Franchisor’s sole option, including in any manner that Franchisor considers necessary or desirable to, among other things, (1) comply with applicable laws, (2) respond to changes in market conditions or technology, and (3) respond to any other circumstances; (v) limit or restrict end-users access (in whole or in part) to the Website; and (vi) disable or terminate the Website without Franchisor having any liability to Franchisee.

b.    The Website may include one or more interior pages that identifies restaurants operated under the El Pollo Loco Marks, including the Restaurant, by among other things, geographic region, address, telephone number(s), and menu items. The Website may also include one or more interior pages dedicated to franchise sales by Franchisor and/or relations with Franchisor’s investors.

c.    Franchisor may, from time to time, establish the Franchisee Page. As used herein, the term “Franchisee Page” shall mean one or more interior pages of the Website dedicated in whole or in part to Franchisee’s Restaurant. Franchisor may permit Franchisee to customize or post certain information to the Franchisee Page, subject to Franchisee’s execution of Franchisor’s then-current participation agreement, and Franchisee’s compliance with the procedures, policies, standards and specifications that Franchisor may establish from time to time. Such participation agreement may require the Franchisee to pay a reasonable fee (not to exceed $1,000.00 per year, which maximum shall increase at a rate of 3% per year for the term of this Agreement) for the privilege of having a Franchisee Page, and may include, without limitation, specifications and limitations for the data or information to be posted to the Franchisee Page, customization specifications, the basic template for design of the Franchisee Page, parameters and deadlines specified by Franchisor, disclaimers, and such other standards and specifications and rights and obligations of the parties as Franchisor may establish from time to time. Any modifications (including customizations, alterations, submissions or updates) to the Content made by Franchisee for any purpose will be deemed to be a “work made for hire” under the copyright laws, and therefore, Franchisor shall own the intellectual property rights in and to such modifications. To the extent any modification does not qualify as a work made for hire as outlined above, Franchisee hereby assigns those modifications to Franchisor for no additional consideration and with no further action required and shall execute such further assignment(s) as Franchisor may request.

d.    Without limiting Franchisor’s general unrestricted right to permit, deny and regulate Franchisee’s participation on the Website in Franchisor’s sole discretion, if Franchisee shall breach this Agreement, or any other agreement with Franchisor or its Affiliates, Franchisor may disable or terminate the Franchisee Page and remove all references to the Restaurant on the Website until said breach is cured.

21.6    Franchisee acknowledges that, in connection with the operation of the franchise business, the Company will be disclosing confidential information and trade secrets to Franchisee. Franchisee further acknowledges that its knowledge of, and access to, the Company’s formulae, recipes, processes, products, techniques, know-how and other proprietary information, including without limitation the Manual and the El Pollo Loco System (collectively referred to as the “Confidential Information”), are derived entirely from the material disclosed to Franchisee by the Company. Franchisee acknowledges and agrees that at all times and in all respects, the Confidential Information is a trade secret of the Company and that Franchisee has only a license to use the Confidential Information according to the provisions of this Agreement.

a.    Franchisee, and each officer, director, shareholder, member, manager, partner, and other equity owner, as applicable, of Franchisee, if Franchisee is an Entity, agrees to maintain fully and strictly the secrecy of all the Confidential

Information and to exercise the highest degree of diligence in safeguarding the Confidential Information during and after the term of this Agreement. Franchisee shall divulge the Confidential Information only to Franchisee’s employees and only to the extent necessary to permit the efficient operation of the Restaurant during the effective term of this Agreement. After the expiration or termination of this Agreement, Franchisee shall not divulge the Confidential Information to any person or entity, nor shall Franchisee use the Confidential Information in any manner.

b.    It is expressly agreed that the ownership of all of the El Pollo Loco Marks and the Confidential Information is and shall remain vested solely in the Company. Nothing contained in this Agreement shall be construed to require the Company to divulge to Franchisee any secret processes, formulae, ingredients or other information, except the material contained in the Company’s Manual and training materials.

21.7    To further protect the El Pollo Loco System while this Agreement is in effect, Franchisee and each officer, director, shareholder, member, manager, partner, and other equity owner, as applicable, of Franchisee, if Franchisee is an Entity, shall neither directly nor indirectly own, operate, control or have any financial interest in any other business which would constitute a “Competitive Business” (as hereinafter defined) without the prior written consent of the Company; provided further, that the Company may, in its sole discretion, consent to the Franchisee’s continued operation of any business already in existence and operating at the time of execution of this Agreement. In addition, Franchisee covenants that, except as otherwise approved in writing by the Company, Franchisee shall not, for a continuous, uninterrupted period commencing upon the expiration, termination or assignment of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through or on behalf of, or in conjunction with any person, partnership, corporation or other entity, own, operate, control or have any financial interest in any Competitive Business which is located or has outlets or restaurant units within a radius of five (5) miles of the location of the Restaurant. The foregoing shall not apply to operation of an El Pollo Loco restaurant by Franchisee pursuant to another franchise agreement with the Company or the ownership by Franchisee of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading on any public exchange or on the over-the-counter market, provided that Franchisee does not control or become involved in the operations of any such company. For purposes of this Section 21.5, a Competitive Business shall mean a restaurant or fast-food business which sells chicken or Mexican food products, which products individually or collectively represent more than twenty-five percent (25%) of the revenues from such restaurant or fast-food business operated at any one location during any calendar quarter.

21.8     In the event that any provision of this Section 21 shall be determined by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall not be void, but such provision shall be limited to the extent necessary to make it valid and enforceable.

22.	FRANCHISEE ASSOCIATION

The Company shall, on a periodic basis, consult with representatives of an independent franchisee association whose membership is comprised of at least fifty-one percent (51%) of all El Pollo Loco franchisees whose restaurants are located in the United States (the “Franchisee Association”) with respect to matters relating to marketing, training, operations and technology and the current El Pollo Loco image for remodels and new restaurants. While the recommendations of such representatives will be considered by the Company in making its decisions, such recommendations shall not be binding upon the Company and the Company shall have the final authority with respect to all such matters. The representatives of the Franchisee Association shall be referred to herein as the “Franchisee Association Representatives.” Each Franchisee Association Representative must be an El Pollo Loco franchisee who is in good standing under its franchise agreement or other agreement between franchisee and Company. The Franchisee Association may operate through one or more committees which committees may consult directly with the Company. Membership by a Franchisee in the Franchisee Association shall be voluntary.

For purposes of this Franchise Agreement, to qualify as the “Franchisee Association,” the association must have been formed for the primary purpose of representing the rights of franchisees, and membership in such association must be limited solely to El Pollo Loco franchisees, or officers, directors, partners or shareholders of El Pollo Loco franchisees, who in either case are not owned or controlled by El Pollo Loco or its parent, or any subsidiary or affiliate of El Pollo Loco.

The Company shall not prohibit nor restrict Franchisee from associating with other franchisees nor from forming, joining or participating in any franchisee trade association. The Company shall not retaliate against Franchisee because Franchisee engages in such activities. The Company’s exercise and enforcement of its rights under any franchise agreement or the law shall not, by itself, constitute a breach of the Company’s responsibilities under the preceding sentence.

23.	RESOLUTION OF DEVELOPMENT DISPUTES

Franchisee agrees that any dispute that arises out of a decision by the Company to develop or authorize development of a new restaurant shall be resolved solely in the manner contemplated by the Company’s Procedures for Resolving Disputes Relating to the Development of New Restaurants, a copy of which is attached as Exhibit A and which is incorporated into this Agreement. Franchisee acknowledges that it shall have no claim or right under such process with respect to the development of a new restaurant unless such new restaurant would be located within Franchisee’s “Notification Radius” (as that term is defined in Exhibit A).

24.	MISCELLANEOUS PROVISIONS

24.1    In the event that Franchisee is comprised of more than one person, firm, corporation or other entity, Franchisee’s rights, privileges, interests, obligations and liabilities under this Agreement shall be joint and several with respect to such persons, firms, corporations or other entities.

24.2    If Franchisee is an Entity, Company will require, as a condition to the effectiveness hereof, the written guarantee and assumption of Franchisee’s obligations hereunder by any or all of the shareholders, members, partners, other equity owners, as applicable, of an Entity and or some other natural persons associated with Franchisee, the form of which is attached hereto as Exhibit “C”. The Company may also require that Franchisee maintain transfer instructions restricting a transfer on its records of any securities, partnership interests or other ownership interests in violation of the restrictions set forth in Section 17 and that each stock, partnership or other ownership certificate of Franchisee shall have conspicuously endorsed upon its face a statement in form satisfactory to the Company that further assignment or transfer thereof is subject to each of the restrictions imposed upon assignments by this Agreement.

24.3    All notices required under this Agreement shall be in writing and shall be either (i) served personally; (ii) sent by certified or registered United States mail to, the party to be charged with receipt thereof; or (iii) by reputable overnight delivery service (FedEx and Airborne Express being deemed acceptable). Notices served personally are effective immediately on delivery, and those served by mail shall be deemed given forty-eight (48) hours after deposit of such notice in a United States post office with postage prepaid and duly addressed to the party to whom such notice or communication is directed. Notices served by overnight delivery shall be deemed to have been given the day after deposit of such notice with such service. The address for the Company shall be: Attention: General Counsel, El Pollo Loco, Inc., 3333 Michelson Drive, Suite 550, Irvine, California 92612, and the address for the Franchisee shall be:                                                                              . The Company or Franchisee may from time to time change its address for notice pursuant to this Section by giving a written notice of such change to the other party in the manner provided herein. Notwithstanding anything to the contrary contained herein, the Company may deliver bulletins and updates to the Manual by electronic means, such as by the internet (e-mail) or an intranet, if any, established by Company.

24.4    The receipt and acceptance by either party of any delinquent payment due hereunder shall not constitute a waiver of any other default. Except as provided by the foregoing, no delay or omission in the exercise of any right or remedy of either party upon any default by the other hereunder shall impair such right or remedy or be construed as a waiver of any term, covenant or condition of this Agreement to be performed by the other party. Any waiver of any other default must be in writing and shall not constitute a waiver of any other default concerning the same or any other term, covenant or condition of this Agreement.

24.5    The Company’s consent to or approval of any act or conduct of Franchisee requiring such consent or approval shall not be deemed to waive or render unnecessary the Company’s consent to or approval of any subsequent act or conduct hereunder.

24.6    The provisions of this Agreement are intended by the parties to be a complete and exclusive expression of their agreement. No other agreements, representations, promises, commitments or the like, of any nature, exist between the parties except as set forth or referenced herein. The provisions of this Agreement may not be contradicted by any other statement concerning the subject matter herein. Furthermore, this Agreement may not be amended or modified except by a written agreement signed by the parties hereto.

24.7    In the event of the bringing of any action by either party against the other arising out of or in connection with this Agreement or the enforcement thereof, or by reason of the breach of any term, covenant or condition of this Agreement on the part of either party, the party in whose favor final judgment is entered shall be entitled to have and recover from the other party reasonable attorneys’ fees to be fixed by the court rendering such judgment.

24.8    This Agreement shall be governed by and construed in accordance with the laws of the State of California, except for the provisions in Section 21.5 covering competition following the expiration, termination or assignment of this agreement which shall be governed by the laws of the state in which the breach occurs. Except as provided in Section 23, the parties agree that any action brought by either party against the other in any court, whether federal or state, will be brought within the State of California. The parties hereby waive any right to demand or have trial by jury in any action relating to this Agreement in which the Company is a party. The parties consent to the exercise of personal jurisdiction over them by such courts and to the propriety of venue of such courts for the purpose of carrying out this provision, and they waive any objection that they would otherwise have to the same.

24.9    Except with respect to Franchisee’s obligation to indemnify the Company pursuant to Section 9.3 of this Agreement, the parties waive to the fullest extent permitted by the law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

24.10    Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement. Any prohibition against or unenforceability of any provision of this Agreement in any jurisdiction, including the state whose law governs this Agreement, shall not invalidate the provision or render it unenforceable in any other jurisdiction. To the extent permitted by applicable law, Franchisee waives any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

24.11    Franchisee recognizes the unique value and secondary meaning attached to the El Pollo Loco System, the El Pollo Loco Marks, the Confidential Information and the associated standards of operation and trade practices, and Franchisee agrees that any noncompliance with the terms of this agreement or any unauthorized or improper use will cause irreparable damage to the Company and its franchisees. Franchisee therefore agrees that if it should engage in any such unauthorized or improper use, during or after the term of this Agreement, the Company shall be entitled to both permanent and temporary injunctive relief from any court of competent jurisdiction in addition to any other remedies prescribed by law.

24.12    Franchisee shall grant no security interest in the franchise business or any of its assets, including the furniture, fixtures and equipment located in the Restaurant, unless the secured party agrees in writing with the Company that, in the event of any default by Franchisee under any documents relating to such security interest, the Company shall have the right and option to purchase the rights of the secured party in any such business, furniture, fixtures, equipment or assets upon the payment of the sums secured by such security interest and which are then due to such secured party.

24.13    Except for the express rights set forth at Section 23, nothing contained in this Agreement, whether express or implied, shall be deemed in any way to prevent or limit the Company and its subsidiaries and affiliates from opening and/or operating, or granting the right to any person to open and/or operate, restaurants in the immediate vicinity of or adjacent to the Restaurant. Franchisee understands and agrees that the Company or its subsidiaries or affiliates, in their sole discretion, may open and/or operate restaurants in any area they choose, or may authorize or license others to do the same, whether it is in competition with or in any other way affects the sales of Franchisee at the Restaurant.

24.14    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted heirs, successors and assigns.

24.15    This Agreement shall not be binding upon the Company unless and until it shall have been accepted and signed by authorized officers of the Company.

24.16    The parties intend to confer no benefit or right on any person or entity not a party to this Agreement, and no third party shall have the right to claim the benefit of any provision hereof as a third party beneficiary of any such provision.

24.17    (a) If following commencement of business at the Restaurant the Restaurant is damaged or destroyed to the extent that the Company determines that the Restaurant must be closed for repairs for more than sixty (60) days, or if the Location is taken by condemnation proceedings or Franchisee’s lease is terminated through no act or failure to act on its part (except the failure to utilize any available options to extend such lease, or Franchisee’s willful truncation of such lease), Franchisee may elect to relocate the Restaurant, terminate this Agreement, or in the case of a casualty, rebuild the Restaurant. Franchisee shall give notice of its intent to relocate, rebuild or terminate not later than forty-five (45) days following the date such casualty, condemnation or loss of lease occurs. If Lessee fails to give such written notification within such forty-five (45) day period, Franchisee shall be deemed to have elected to terminate this Agreement, and such termination shall be deemed effective within thirty (30) days following the date of such casualty, condemnation or loss of lease. In the event of such termination, Franchisee shall promptly comply with the requirements set forth at Sections 19.1 and 19.2.

(b) If Franchisee elects to rebuild, Franchisee shall, at its own expense, repair or reconstruct the Restaurant, and such construction shall be completed and the Restaurant shall reopen for business not later than twelve (12) months following the date the casualty occurred. The minimum acceptable appearance for the reconstructed Restaurant will be that which existed just prior to the casualty; however, every effort shall be made to have the reconstructed Restaurant reflect the then current image, design and specifications of new El Pollo Loco restaurants.

(c) If Franchisee elects to relocate the Restaurant, it must execute Company’s current form of Franchise Agreement within thirty (30) days following the occurrence of the casualty or its loss of possession of the original Location; provided, however, that the term of such new agreement shall be equal to the remaining term of this Agreement and Franchisee shall not be required to pay a new initial franchise fee. Franchisee will submit a replacement site for the new Restaurant, in accordance with the time frames indicated in the then-current form of Franchise Agreement, and shall be located in an area defined as a radius surrounding the existing site of the Restaurant, the exact dimensions of which shall be reasonably negotiated between Franchisee and the Company taking into consideration the rights of other existing and potential franchisees. If the Company approves the new site, Franchisee shall either acquire or lease the site and design, construct and furnish the Restaurant in conformance with the design and construction requirements imposed by the Company for new El Pollo Loco restaurants. The new Restaurant must be open for business not later than twelve (12) months following the date of the casualty or loss of possession of the original Location.

25.	EFFECTIVE DATE

25.1    This Agreement shall be effective as of the date it is executed by the Company.

26.	ACKNOWLEDGMENTS

26.1    Franchisee acknowledges that it has received a copy of the complete El Pollo Loco Uniform Franchise Offering Circular at least ten (10) business days prior to the date on which this Agreement was executed by Franchisee or payment of any monies to the Company and that Franchisee received this Agreement in the form actually executed at least five (5) business days prior to the date on which this Agreement was executed by Franchisee.

26.2    Franchisee acknowledges that it has read and understood this Agreement, the attachments hereto and the agreements relating thereto, if any, and that the Company has accorded Franchisee ample opportunity and has encouraged Franchisee to consult with advisors of Franchisee’s own choosing about the potential benefits and risks of entering into this Agreement.

27.	SIGNATURES

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

THE COMPANY:	FRANCHISEE:

EL POLLO LOCO, INC., a Delaware Corporation

By:	By:

By:	By:

Date:	Date:

EL POLLO LOCO FRANCHISE AGREEMENT

EXHIBIT A

Procedures for Resolving Disputes

Relating to the Development of New Restaurants

PROCEDURES FOR RESOLVING DISPUTES RELATING TO

THE DEVELOPMENT OF NEW RESTAURANTS

(June 1996)

i

ii

PROCEDURES FOR RESOLVING DISPUTES

RELATING TO THE DEVELOPMENT OF NEW RESTAURANTS

ARTICLE I

STATEMENT OF PURPOSE; NATURE OF PROCEDURES

SECTION 1.1. Statement of Purpose. Disputes may arise between EPL and its franchisees concerning the development of new restaurants near existing restaurants. The objectives of the alternative dispute resolution procedures described in this document are first, to initiate open communication between EPL and its franchisees in order to avoid disputes concerning the development of new restaurants, and second, to resolve disputes concerning the development of new restaurants without resorting to litigation.

SECTION 1.2. Nature of Procedures. The alternative dispute resolution procedures described in this document are private and consensual proceedings and constitute the sole and exclusive rights and remedies for EPL franchisees with respect to New Restaurant Disputes (as that term is defined below). Neither such alternative dispute resolution procedures nor any notice request or other communication delivered in connection with alternative dispute resolution procedures constitutes an admission of encroachment.

ARTICLE II

DEFINITIONS

“ADR Deposit” means a deposit in the amount of two thousand five hundred ($2,500) United States Dollars.

“ADR Procedures” means, collectively, the alternative dispute resolution procedures described herein, as they may be modified from time to time, including negotiation, Mediation and the Arbitration Procedures.

“Allowable Transfer Factor” has the meaning specified in Section 7.6.2.

“Arbitration Agreement” means an agreement, substantially in the form of Exhibit B, whereby all parties thereto agree to resolve the New Restaurant Dispute through the ADR Procedures set forth in Article VI and VII.

“Arbitration Procedures” means the arbitration procedures described in Article VII.

“Arbitration Proceedings” has the meaning specified in Section 7.1.

“Arbitration Session” means an informal arbitration session conducted by the Arbitrator.

“Arbitrator” means an arbitrator selected pursuant to, Section 7.2.1.

“Designated Representative” means an employee of EPL designated by EPL to participate in the meetings required herein.

“Developer” means either EPL or a new or proposed franchisee that desires to develop a New Restaurant at a Target Site.

“Dispute Resolution Entity” means JAMS or another third party dispute resolution organization designated by EPL and consented to by Objecting Franchisee, which consent shall not be unreasonably withheld, which is qualified to create a panel of mediators and arbitrators.

“EPL” means El Pollo, Loco, Inc., a Delaware corporation.

“Existing Site” means the specific site approved by EPL for the operation of an Objecting Franchisee’s El Pollo Loco restaurant and which is described in a franchise agreement between the Objecting Franchisee and EPL.

“Gross Percentage” has the meaning specified in Section 7.6.4.

“Independent Consultant” means one of several independent vendors identified by EPL who are experienced in analyzing demographics and predicting the transfer of sales from an existing restaurant to a new restaurant.

“JAMS” means J.A.M.S./Endispute, a California corporation, organized to resolve business disputes without resorting to litigation.

“Mediation” means the procedure of mediation described in Article VI.

“Mediation Meeting” means an informal mediation session held before the Mediator pursuant to Section 6.4.

“Mediator” means a mediator selected pursuant to Section 6.3.

“New Restaurant” means a proposed restaurant to be developed at a Target Site.

“New Restaurant Dispute” means a dispute among any Objecting Franchisee, EPL and any Developer concerning the development of a New Restaurant at a Target Site, including any claims asserted by such Objecting Franchisee relating to encroachment or an unreasonable impact on sales.

“New Restaurant Rights” means that right of an Objecting Franchisee to locate a Target Site for a New Restaurant within the Target Area.

“Notification Radius” means, with respect to each Existing Site, the area within a successively larger ring radiating from the location of such Existing Site which contains, by U.S. Government Bureau of Census survey, a population of at least 50,000 people determined as follows:

(i) if a ring with a radius of one mile radiating from the location of such Existing Site contains a population of at least 50,000 people, then such one-mile ring, and

(ii) if a ring with a radius of one mile radiating from the location of such Existing Site contains a population of less than 50,000 people, then a ring with the radius increased by successive one-half mile increments until such ring includes a population of at least 50,000 people.

“Notification Radius Franchisees” means all EPL franchisees who own or lease an Existing Site for which a Target Site falls within such franchise restaurant’s Notification Radius and who have entered into a franchise agreement with EPL for such Existing Site which contains the ADR Procedures.

“Objecting Franchisee” means any Notification Radius Franchisee that submits an objection Notice pursuant to Section 3.1.2.

“Objection Notice” means a notice submitted by a Notification Radius Franchisee to EPL of its objection to the development of a New Restaurant on the grounds of “unreasonable impact” and which conforms to the requirements set forth at Section 3.1.2.

“Preliminary Meeting” has the meaning specified in Section 3.1.2 (a).

“Pre-Mediation Negotiations” means good faith negotiations between EPL and an Objecting Franchisee occurring prior to Mediation.

“Reduced Profit “ has the meaning specified in Section 7.6.4.

“Royalty Deferral” means the conditional deferral of payment of EPL royalty fees (but not advertising fees, such advertising fees to remain payable during such period of conditional deferral) payable under the Franchise Agreement for the Objecting Franchisee’s restaurant pursuant to Section 4.2.

“Study” means a trade area study prepared by an Independent Consultant analyzing the impact, if any, that a New Restaurant may have on an Objecting Franchisee.

“Study Deposit” means a deposit in the amount of five thousand ($5,000) United States Dollars.

“Target Area” means an area with distinct geographic boundaries as agreed upon by EPL and Franchisee, such boundaries to be no greater than a two mile radius.

“Target Site” means a specific site for the development of a New Restaurant.

“Transferred Sales” has the meaning specified in Section 7.6.4.

“Year Factor” means a factor selected by the Arbitrator which will not be (a) less than one (1) or (b) greater than eight (8).

ARTICLE III

PRE-DEVELOPMENT COMMUNICATION

SECTION 3.1. Procedures Prior to Development of New Restaurant.

3.1.1 When a Target Site for a New Restaurant is identified by EPL, EPL will notify all Notification Radius Franchisees.

3.1.2. If any Notification Radius Franchisee wishes to object to the New Restaurant on the grounds of “unreasonable impact,” it will submit to EPL an Objection Notice within fifteen (15) days of its receipt of the notice given by EPL pursuant to Section 3.1.1 above. The Objection Notice must be in writing and specifically identify the Existing Site and state the reasons why the New Restaurant will unreasonably impact the Objecting Franchisee’s franchise restaurant at the Existing Site. The Objection Notice must also include a summary report, in the form attached hereto as Exhibit A, which sets forth such information as the Objecting Franchisee believes is relevant to EPL’s decision on whether a New Restaurant should be developed at a Target Site. Notwithstanding the foregoing, a Notification Radius Franchisee shall not be entitled to submit an Objection Notice or otherwise proceed hereunder if such franchisee or its affiliate will own directly or indirectly any interest in the New Restaurant or the entity owning the New Restaurant. In addition, an Objecting Franchisee’s rights hereunder shall automatically terminate with respect to any franchise restaurant located within a Notification Radius if the franchise agreement for such restaurant is terminated by EPL or such Objecting Franchisee for any reason.

(a)	Within fifteen (15) days after receipt by EPL of an Objecting Franchisee’s Objection Notice, such Objecting Franchisee and a representative of EPL will meet at the Objecting Franchisee’s offices or at such other location as is mutually agreed upon by the Objecting Franchisee and EPL (the “Preliminary Meeting”). At such Preliminary Meeting the participants will review the objections of the Objecting Franchisee and attempt to resolve any New Restaurant Dispute.

(b)	(i) It, at or after the Preliminary Meeting between EPL and the Objecting Franchisee, EPL elects to continue with the New Restaurant, it shall give to the

Objecting Franchisee following such Preliminary Meeting a written notification of its desire to proceed. Thereafter, the Objecting Franchisee may request a Study for each of its franchise restaurants located at Existing Sites within the Notification Radius and that the results of each such Study be considered by EPL prior to making a final decision with regard to the New Restaurant. The Objecting Franchisee will cooperate with all reasonable requests for information by EPL and the Independent Consultant in the preparation of each Study.

(ii) If an Objecting Franchisee requests a Study, such Objecting Franchisee will bear the cost of such Study subject to its right to a refund of such amounts or a portion thereof pursuant to Section 3.1.2(b)(iv) below. Such Objecting Franchisee will deposit with EPL, within five (5) business days of its receipt of the notification from EPL described at Section 3.1.2 (b)(i) above, a Study Deposit for each of such Objecting Franchisee’s restaurants for which a Study is requested to be held in escrow by EPL. EPL will, upon receipt of the Study Deposit for an existing franchise restaurant of an Objecting Franchisee, order a Study from the Independent Consultant for such franchise restaurant. A copy of the results of such Study will be forwarded directly to the Objecting Franchisee and EPL by the Independent Consultant. The failure by the Objecting Franchisee to deposit with EPL the Study Deposit for any existing franchise restaurant of such Objecting Franchisee within the allotted time frame will relieve EPL of any obligation to order the study for such franchise restaurant or to delay its decision with regard to the New Restaurant as provided below.

(iii) Upon receipt of a Study Deposit from the Objecting Franchisee for an existing franchise restaurant, EPL will delay announcing any final decision to proceed with the New Restaurant until the fifth business day after the results of the Study relating to such franchise restaurant have been submitted to EPL and the Objecting Franchisee. During such five business day period, EPL and the Objecting Franchisee will consider the results of the Study in determining whether to continue developing the New Restaurant, in the case of EPL, or pursuing its objection, in the case of the Objecting Franchisee.

(iv) If the Study relating to an existing franchise restaurant of the Objecting Franchisee projects a transfer of sales from the Objecting Franchisee’s restaurant to the New Restaurant of twelve (12%) percent or more, EPL will refund the Study Deposit relating to such restaurant to the Objecting Franchisee and EPL will bear the cost of such Study. If such projected transfer of sales is less than twelve percent (12%), such Study Deposit will be applied against the cost of such Study, and either (A) any shortfall between such Study Deposit and the actual cost of such Study will be paid by the Objecting Franchisee or (B) any balance in such Study Deposit after payment of the cost of such Study will be returned to the Objecting Franchisee.

(v) The Objecting Franchisee and EPL agree that the results of any Study and the twelve percent (12%) threshold specified in Section 3.1.2 (b)(iv) above are not determinative of any matter other than for the determination of which participant bears the cost of such Study and whether the objecting Franchisee qualifies for Royalty Deferral and interim financial support as set forth in Sections 4.2 and 4.3.2 below and may not be used for any other purposes in connection with the New Restaurant Dispute, including Mediation or the Arbitration Procedures.

3.1.3. After consideration of the information obtained by and/or provided to EPL concerning the New Restaurant and its projected impact, if any, on the Objecting Franchisee’s restaurant, including the Study, if applicable, and before EPL approves a Target Site for development, EPL will notify in writing all Objecting Franchisees and the Developer that EPL will either:

(a) not approve the Target Site; or

(b) grant to an Objecting Franchisee the New Restaurant Rights; or

(c) approve the development of a New Restaurant at the Target Site by the Developer as proposed.

Notwithstanding anything contained herein to the contrary, including the right of a Notification Radius Franchisee to submit an Objection Notice, EPL at all times retains the absolute and unilateral right to elect any of the options specified in Clause (a), (b) and (c) above, including, specifically, the right to approve the development of a New Restaurant.

3.1.5. If EPL grants to an Objecting Franchisee the New Restaurant Rights, such Objecting Franchisee will have fifteen (15) days after receipt of the notice given under Section 3.1.3 to accept the New Restaurant Rights by executing and delivering to EPL an Agreement identifying the Target Area for the New Restaurant and such other terms as may reasonably be agreed upon by the parties. Such Objecting Franchisee will have the right, but not the obligation, to accept the New Restaurant Rights. If such Objecting Franchisee declines to accept the New Restaurant Rights, such Objecting Franchisee will not be deemed to have waived any rights to participate in the ADR Procedures.

3.1.6. Following the execution by Objecting Franchisee of a the Agreement referenced in Section 3.1.4 above, the Developer will be treated as a Notification Radius Franchisee if it operates a restaurant at an Existing Site and has executed a franchise agreement for that site containing the ADR Procedures meeting the criteria specified in the definition thereof; however, while the Developer generally has the right to participate in the ADR Procedures, it will not have the right to call for a Preliminary Meeting.

SECTION 3.2. New Restaurant Site in Jeopardy.

3.2.1. On occasion, the Developer must commit to acquire a Target Site for a New Restaurant prior to the results of the Study becoming available. In such cases, the Target Site for such New Restaurant may be considered by EPL to be “in jeopardy”.

3.2.2. A Target Site may be considered “in jeopardy” by EPL if, in the reasonable judgment of EPL:

(a)	the Site for the New Restaurant identified by the Developer is available for development by others for uses other than as an El Pollo Loco Restaurant;

(b)	the Site for the New Restaurant identified by the Developer is likely to become unavailable for development as an El Pollo Loco Restaurant due to any delay caused by the preparation of the Study; or

(c)	there is not an economically comparable alternative site available within the geographic area surrounding the Target Site.

EPL may also consider any other relevant information in making its determination.

3.2.3. If EPL determines that a Target Site is “in jeopardy”, EPL may develop or permit development of such site without waiting for the results of the Study. If EPL so elects, each Objecting Franchisee who has satisfied the requirements at Section 4.1.1 and Sections 4.1.3 through 4.1.5 below will be treated as if a Study had been conducted showing results in excess of twelve (12%) percent, and such Objecting Franchisee will be entitled to (a) Royalty Deferral, as defined in Section 4.2 below, and (b) quarterly meetings together with, if applicable, financial support, as described in Section 4.3 below.

ARTICLE IV

FINANCIAL SUPPORT DURING ADR PROCEDURES

SECTION 4.1. Conditions Precedent. The provisions of Sections 4.2 and 4.3 will apply with respect to an Objecting Franchisee if all of the following conditions are met:

4.1.1. Such Objecting Franchisee requests a Study and timely delivers the Study Deposit.

4.1.2. The Study projects a transfer of sales from such Objecting Franchisee’s restaurant to the New Restaurant of twelve (12%) percent or more of the Objecting Franchisee’s sales or, if a Target Site is in jeopardy, EPL makes an election pursuant to Section 3.2.3.

4.1.3. Such Objecting Franchisee is not granted the New Restaurant Rights.

4.1.4. Such Objecting Franchisee elects to pursue the ADR Procedures.

4.1.5. The New Restaurant opens for business.

SECTION 4.2. Royalty Deferral. If each of the conditions listed in Section 4.1 above have been met with respect to an Objecting Franchisee and if the Objecting Franchisee requests in writing, then commencing on the tenth (10th) day of the first (1st) calendar month following the opening of the New Restaurant, such Objecting Franchisee will be entitled to Royalty Deferral. The Royalty Deferral will apply to the royalty fees payable in respect of any month for which a decrease in sales, as compared to the same calendar month in the preceding calendar year, has occurred and will remain in effect until the conclusion of the ADR Procedures concerning the New Restaurant. The Royalty Deferral will be discontinued if Franchisee does not comply with each of the requirements of or otherwise discontinues its participation in the ADR Procedures. The granting of such Royalty Deferral or the making of a loan described in Section 4.3. below shall not be admissible as evidence or otherwise brought before the Mediator or the Arbitrator in any mediation or arbitration nor be deemed proof of an “unreasonable impact.”

SECTION 4.3. Quarterly Meetings.

4.3.1. As a further condition to an objecting Franchisee’s right to continue to receive Royalty Deferral pursuant to Section 4.2, each Objecting Franchisee and a Designated Representative will engage in quarterly meetings. In addition, the Objecting Franchisee’s right to continue to receive such Royalty Deferral, at least five (5) business days prior to each such meeting, such Objecting Franchisee will submit in writing to the Designated Representative (i) an up-to-date profit and loss statement, balance sheet and gross sales report for the trailing 12-month period and (ii) all other information and data relevant to the operation, sales and/or profits of such Objecting Franchisee’s restaurant, including any sales promotion activities.

4.3.2. If it is determined by both the Objecting Franchisee and the Designated Representative that additional financial support is necessary to enable the Objecting Franchisee to generate additional net cash flow in the current year from the operation of such Objecting Franchisee’s restaurant, EPL will loan to such Objecting Franchisee, with no interest, amounts to be determined by EPL to be sufficient to assist such Objecting Franchisee to achieve such additional net cash flow but not to exceed the net cash flow level obtained in the preceding year for the comparable period. Such Objecting Franchisee will execute one or more demand promissory notes, in the form of Exhibit C, evidencing such loan amounts.

4.3.3. If such Objecting Franchisee receives an award pursuant to Section 7.6.3 below or if the participants reach an agreement as set forth in Section 6.1.1, 6.7.2 or 7.5.3 below, the amount to be paid to such Objecting Franchisee pursuant to such Sections will be decreased by (a) the aggregate amount deferred as Royalty Deferrals pursuant to Section 4.2 above plus (b) the aggregate unpaid principal amount of all loans made pursuant to Section 4.3.2 above.

ARTICLE V

INITIATION OF ADR PROCEDURES

SECTION 5.1. Initiation of ADR Procedures.

5.1.1. If EPL elects to approve the New Restaurant, then any Objecting Franchisee, EPL and the Developer shall proceed with premediation negotiations and, if necessary, mediation described in Article VI.

5.1.2. Upon conclusion of mediation as set forth in Section 6.8.1, such Objecting Franchisee may elect to proceed with the Arbitration Procedures. If such Objecting Franchisee elects not to proceed under the Arbitration Procedures, it shall withdraw from the ADR Procedures in the manner provided for at Section 5.3. If such Objecting Franchisee elects to proceed with the Arbitration Procedures, such Objecting Franchisee, EPL, and the Developer (if other than EPL) shall sign an Arbitration Agreement. At the time of signing the Arbitration Agreement by such Objecting Franchisee, such Objecting Franchisee will deposit with EPL the ADR Deposit to be held in escrow by EPL. The ADR Deposit will either be (a) applied against the costs and expenses of the Arbitration Sessions, (b) returned to such Objecting Franchisee pursuant to the Arbitrator’s decision, or (c) applied pursuant to the agreement of the participants. If such Objecting Franchisee elects to withdraw from the ADR Procedures and release EPL as to the claims relating to or arising out of the New Restaurant Dispute at any time prior to the appointment of the Arbitrator, the ADR Deposit (less any sums expended or committed to be expended by EPL in connection with the ADR Procedures) will be returned to such Objecting Franchisee. The failure of such Objecting Franchisee to execute the Arbitration Agreement or to deposit with EPL the ADR Deposit in a timely manner will relieve EPL, at EPL’s sole discretion, of any obligation to resolve the New Restaurant Dispute through the ADR Procedures and will be deemed a waiver by an Objecting Franchisee of its rights hereunder.

SECTION 5.2. Monitoring Period. After the New Restaurant is opened for business, each of EPL and the Objecting Franchisee, at its own cost, will independently monitor the performance of such Objecting Franchisee’s restaurant for a period not to exceed twelve (12) months.

SECTION 5.3 Withdrawal from ADR Procedures. An Objecting Franchisee may, at any time, withdraw from the ADR Procedures upon delivery of a withdrawal notice to EPL and upon such withdrawal, an Objecting Franchisee will be deemed to release EPL as to the claims relating to or arising out of the New Restaurant Dispute.

ARTICLE VI

NEGOTIATION/MEDIATION PROCEDURES

SECTION 6.1. Pre-Mediation Negotiations.

6.1.1. EPL and the Objecting Franchisee will attempt, in good faith, to resolve any New Restaurant Dispute by Pre-Mediation Negotiation.

6.1.2. If the New Restaurant Dispute has not been resolved by negotiation prior to commencement of Mediation as set forth below, the participants will submit the New Restaurant Dispute to Mediation.

SECTION 6.2. Mediation Commencement.

6.2.1. Mediation will be mandatory and non-binding.

6.2.2. If the New Restaurant Dispute is resolved at the Preliminary Meeting, in the Pre-mediation Negotiations or otherwise, Mediation will be unnecessary. If, however, the New Restaurant Dispute remains unresolved, Mediation will commence following the opening of the New Restaurant within the time period set forth at Section 6.4.2.

SECTION 6.3. Mediator Selection. Subject to the provisions relating to mediators in Section 8.1, a mediator will be selected by the participants not later than one hundred eighty (180) days after the opening of the New Restaurant from a panel of three (3) candidates selected by the Dispute Resolution Entity from the region where the Target Site is located. If the participants cannot agree on the selection of a mediator from such panel, then the Dispute Resolution Entity will select a mediator from its other panel members (but not from such panel of three candidates) residing in the region where the Target Site is located.

SECTION 6.4. Mediation Meeting.

6.4.1. A Mediation Meeting will be held at a place and at a time agreeable to EPL, such Objecting Franchisee and the Mediator. The Mediator will determine and control the format and procedural aspects of the Mediation Meeting which will be designed to ensure that both the Mediator and the participants have an opportunity to hear an oral presentation of the other participants’ views on the New Restaurant Dispute. EPL and such Objecting Franchisee agree to cooperate in all respects with the Mediator. The participants will attempt to resolve the New Restaurant Dispute with the assistance of the Mediator.

6.4.2. The Mediation Meeting will be conducted not less than sixty (60) days nor more than one hundred twenty (120) days following the first anniversary of the opening of the New Restaurant.

6.4.3. The Mediator will be free to meet and communicate separately with each participant.

6.4.4. In the event that either participant requires a substantial amount of information in the possession of the other participant in order to adequately prepare for the Mediation Meeting, the participants will attempt, in good faith, to agree on procedures for the expeditious exchange of such information. If the participants fail to agree on such procedures, the Mediator will determine such procedures and which documents and information will be exchanged.

6.4.5. Each participant may be represented by one or more other persons, including its counsel, one or more of its business persons, an accountant and a financial consultant. At least one representative of each participant must have the authority to negotiate a settlement of the New Restaurant Dispute.

SECTION 6.5. Privileges of the Mediator.

6.5.1. The Mediator may freely express his views to the participants on the legal issues unless a participant objects to his doing so.

6.5.2. The Mediator may obtain assistance and independent expert advice with the agreement of the participants and at the participants’ expense.

6.5.3. The Mediator will not be liable for any act or omission in connection with the role of mediator, other than for his or her gross negligence or willful misconduct.

SECTION 6.6. Information Requested by Mediator.

6.6.1. The Mediator may request that the participants present, and each participant may elect to submit, a written summary of the New Restaurant Dispute to the Mediator with such additional information as the Mediator deems necessary to become familiar with the New Restaurant Dispute.

6.6.2 The Mediator may raise legal questions and arguments.

SECTION	6.7. Settlement through Mediation.

6.7.1. If the participants have failed to reach an acceptable settlement prior to the end of the Mediation Meeting, the Mediator, before concluding the Mediation Meeting, may submit to the participants a settlement proposal based on the same considerations to be used by an Arbitrator as set forth in Article VII which the Mediator deems to be equitable to both participants. Each of the participants will, in good faith, evaluate the proposal and discuss it with the Mediator. In the event that a settlement is not reached, neither the terms of the proposed settlement nor either party’s refusal to agree thereto shall be admissible in the Arbitration Proceedings nor brought before the Arbitrator in any way.

6.7.2. If a settlement is reached, the Mediator, or one of the participants at the request of the Mediator, will prepare a settlement agreement for execution by the participants. Such settlement agreement will be edited as necessary by all participants until it is mutually acceptable. When a mutually acceptable settlement agreement is completed, each participant will execute and deliver such settlement agreement.

SECTION 6.8. Conclusion of Mediation.

6.8.1. The participants will cooperate and continue to mediate until the Mediator terminates the Mediation. The Mediator will terminate the Mediation upon the earlier of (i) execution of a settlement agreement, (ii) a declaration by the Mediator that the Mediation is terminated, or (iii) completion of a full day Mediation Meeting unless extended by agreement of the participants.

6.8.2. If an Objecting Franchisee has elected to proceed to arbitration, the participants will proceed according to the Arbitration Procedures. If an Objecting Franchisee does not elect to proceed to arbitration, it shall withdraw from the ADR Procedures in the manner provided for at Section 5.3.

ARTICLE VII

ARBITRATION

SECTION 7. 1. Initiating Arbitration. The arbitration proceedings (the “Arbitration Proceedings “) will be formally initiated by the execution of the Arbitration Agreement as provided in Section 5.1.2. Such Arbitration Agreement must be executed by the Objecting Franchisee and delivered to EPL within 30 days following the conclusion of the Mediation. Each Objecting Franchisee whose claim relates to the same Target Site is entitled to a separate Arbitration Session although the Arbitrator for each Arbitration Session will be the same.

SECTION 7.2. Arbitrator Selection and Duties.

7.2.1. A panel of three (3) arbitrator candidates from the general geographic area where the Target Site is located will be submitted to the participants not later than ten (10) days after the conclusion of the Mediation by the Dispute Resolution Entity. An arbitrator will be selected by the participants from the panel not later than thirty (30) business days after the execution of the Arbitration Agreement. If the participants cannot agree on an arbitrator from such three member panel, then the Dispute Resolution Entity will select the arbitrator from its other panel members (but not from such panel of three candidates) residing in the region where the Target Site is located. It the New Restaurant Dispute includes more than one Objecting Franchisee and such Objecting Franchisees cannot mutually agree on an arbitrator, each Objecting

Franchisee will select one arbitrator from the panel of three candidates and the Dispute Resolution Entity will make a random selection from those arbitrator candidates selected by the Objecting Franchisees as to which arbitrator candidate will serve as such Objecting Franchisee’s selection.

7.2.2. The Arbitrator will assume the duties and functions described in this Article VII and perform them in accordance with the procedures set forth herein. The Arbitrator will also perform any additional duties and functions on which the participants and the Arbitrator hereafter agree. The Arbitrator will execute an Arbitrator Retention Agreement, substantially the form of Exhibit D.

7.2.3. Except as specifically provided for in this Article VII or as agreed upon by the participants, no participant, nor anyone acting on its behalf, will separately communicate with the Arbitrator on any matter of substance.

7.2.4. The Arbitrator will promptly notify the participants to the Arbitration Agreement and the Dispute Resolution Entity of his/her unavailability to conduct the Arbitration Session, in which case a replacement Arbitrator will be selected by the participants. If the participants cannot agree on a replacement Arbitrator within the time specified by the Dispute Resolution Entity, then the Dispute Resolution Entity will select the replacement Arbitrator from its other members (but not from the original panel of three candidates) residing in the region where the Target Site is located.

SECTION 7.3. Disclosures.

7.3.1. Not later than forty-five (45) days after the objecting Franchisee’s execution and delivery of the Arbitration Agreement, each participant will send a summary of its position to the Arbitrator for the purpose of familiarizing the Arbitrator with the facts and issues in the New Restaurant Dispute with a copy being provided simultaneously to the other participants. The participants will comply promptly with any requests by the Arbitrator for additional documents or information relevant to the New Restaurant Dispute.

7.3.2. The participants will attempt, in good faith, to agree on a plan for reasonably necessary, expeditious discovery, including the deposition of any expert or other witness of any other participant. If they fail to agree, any participant may request a joint meeting (by telephone) with the Arbitrator, who will assist the participants in agreeing on a discovery plan. In the absence of an agreement by the participants, a discovery plan will be implemented by the Arbitrator.

7.3.3. Before the Arbitration Session, at a time mutually agreed upon by the participants but not later than thirty (30) days prior to the date set for the Arbitration Session, all participants will exchange, and submit to the Arbitrator, all documents and exhibits on which the participants intend to rely during the Arbitration Session. In addition, the participants will exchange, and submit to the Arbitrator, a brief that will include the following: (a) a summary of all expert witness opinions to be expressed and the basis for such opinions, including the data or other information relied upon in forming such opinions; (b) the qualifications of any expert witness, including education and employment history and a listing of other matters in which the expert witness has testified as an expert; and (c) a summary of the statements to be made by such participant during the Arbitration Session. The brief will not exceed fifteen (15) pages, single-spaced or thirty (30) pages, double-spaced.

7.3.4. Each participant is under a duty to reasonably supplement or correct its disclosures and submissions if such participant obtains information on the basis of which it knows that the information previously disclosed was either incomplete or incorrect when made or is no longer complete or true. The Arbitrator will, upon request of an aggrieved participant, grant such appropriate non-monetary relief to assure that these disclosure procedures are followed and that adequate pre-Arbitration Session disclosure and submissions are made as required by Section 7.3.2 and 7.3.3.

SECTION 7.4. Arbitration Session.

7.4.1. Not later than forty-five (45) days after execution of the Arbitration Agreement, the participants and the Arbitrator will establish the date, which will not be later than ninety (90) days after execution of the Arbitration Agreement, and time of the Arbitration Session during which each participant will make an oral presentation to the Arbitrator concerning the New Restaurant Dispute. The Arbitration Session will be held before the Arbitrator at such location as is agreed to by the participants, or failing such agreement on such location, as specified by the Arbitrator.

7.4.2. During the Arbitration Session, each participant will make an oral presentation of its case and each other participant will be entitled to a rebuttal.

7.4.3. The order of oral presentations and rebuttals will be determined by agreement between the participants, or failing such agreement, by the Arbitrator. in order to allow each participant reasonable opportunity to present his position, but with the express objective of reasonable brevity in mind, unless otherwise agreed to by the participants: (a) each participant’s oral presentation will not exceed two (2) hours, (b) each participant will have no more than one (1) hour within which to question the other participant and its witnesses, and (c) each participant’s rebuttal will not exceed one (1) hour. As long as each participant is treated equally, the Arbitrator may extend or shorten such time periods, provided that the Arbitration Session will not exceed two (2) full days unless otherwise agreed to by the participants. The oral presentation, questioning of participants and their witnesses and rebuttal of any participant will not be interrupted by any other participant except the Arbitrator.

7.4.4. The Arbitrator will conduct and moderate the Arbitration Session. The oral presentations and rebuttals of each participant may be made in any form, and by any individual, as desired by such participant. Presentations by fact witnesses and expert witnesses will be permitted. No rules of evidence, including rules of relevance, will apply at the Arbitration Session, except that no witness or participant will be required to disclose privileged communications or the advice and/or work product of an attorney. Witnesses will be required to testify under oath or affirmance.

7.4.5. Following each oral presentation by a participant, the Arbitrator may ask questions of such participant, its counsel or any other persons appearing on its behalf. Following the Arbitrator having the opportunity to ask questions, any other participant or its representatives, including counsel, may ask questions of such participant, its counsel and any other persons appearing on its behalf.

7.4.6. Each participant will be represented by at least one (1) member of its management at the Arbitration Session who has authority to settle the Dispute. In addition to legal counsel, each participant may have other advisors in attendance at the Arbitration Session, provided that notice is given to all participants and the Arbitrator of the identity of such advisors at least five (5) days before commencement of the Arbitration Session.

SECTION 7.5. Management Negotiations.

7.5.1. At the conclusion of the rebuttals, the management representatives of each participant will meet one or more times to try to agree on a resolution of the New Restaurant Dispute.

7.5.2. The Arbitrator will control these negotiations. At the discretion of the Arbitrator and with the agreement of the participants, negotiations may proceed in the absence of counsel.

7.5.3. If a settlement is reached, the Arbitrator, or one of the participants at the request of the Arbitrator, will prepare a settlement agreement for execution by the participants. Such settlement agreement will be edited as necessary by all participants until it is mutually acceptable. When a mutually acceptable settlement agreement is completed, each participant will execute and deliver such settlement agreement. Upon the execution and delivery of a settlement agreement, such settlement agreement will be legally binding on the participants and specifically enforceable by any court of competent jurisdiction.

SECTION 7.6. Arbitration Award.

7.6.1. If the participants do not resolve the New Restaurant Dispute as a result of the negotiations between management representatives as facilitated by the Arbitrator, then the Arbitrator will declare an impasse and render a decision or an award as provided below. The declaring of an impasse is within the sole discretion of the Arbitrator. The decision or award of the Arbitrator will be in writing, dated and signed by the Arbitrator and will identify the prevailing participant and the amount of the award, if any, due to the Objecting Franchisee. The Arbitrator will deliver a copy of the decision or award to each participant either personally or by registered or certified mail not later than thirty (30) days after the conclusion of the Arbitration Session.

7.6.2. In rendering its decision or award, the Arbitrator will consider evidence from the participants as to what percentage decrease, if any, in the annual gross sales and profits of the Objecting Franchisee’s restaurant was reasonable under the circumstances (the “Allowable Transfer Factor”). The participants may agree on an Allowable Transfer Factor to be applied by the Arbitrator in determining an award, if any, below.

7.6.3. The decision or award of the Arbitrator will be one of the following:

(a)	A decision that the New Restaurant has not directly or proximately caused a reduction in the annual gross sales of the Objecting Franchisee’s restaurant; or

(b)	A decision that no compensation is due an Objecting Franchisee based on a finding that the Objecting Franchisee has failed to prove that the New Restaurant has directly or proximately caused a reduction in the annual gross sales of the Objecting Franchisee’s restaurant in an amount in excess of the Allowable Transfer Factor, if any; or

(c)	A decision that compensation is due the Objecting Franchisee based on a finding that the Objecting Franchisee has proven that the New Restaurant has directly or proximately caused a percentage reduction in the gross sales of the Objecting Franchisee’s restaurant in excess of the Allowable Transfer Factor, if any.

7.6.4. If compensation is due the Objecting Franchisee pursuant to Section 7.6.3(c), such compensation will be calculated in the following manner:

STEP 1:	The Arbitrator makes a finding that the New Restaurant directly or proximately caused a decrease in the gross sales of the Objecting Franchisee’s restaurant by a certain percentage. Such percentage will relate to operations for the first 12-month period following the opening of the New Restaurant.

STEP 2:	The Arbitrator will subtract the Allowable Transfer Factor, if any, from the percentage determined by the Arbitrator in Step 1 (the “Gross Percentage”).

STEP 3:	The Arbitrator will multiply the “gross sales” of the Objecting Franchisee’s restaurant for the 12-month period immediately preceding the opening of the New Restaurant by the Gross Percentage calculated in Step 2 (the “Transferred Sales”).

STEP 4:	The Arbitrator will multiply the Transferred Sales calculated in Step 3 by twenty-eight percent (28%) (the “Reduced Profit”).

STEP 5:	The Arbitrator will multiply the Reduced Profit calculated in Step 4 by the Year Factor.

7.6.5. The award calculated pursuant to Section 7.6.4 will be paid to the Objecting Franchisee as follows:

(a)	In those instances where the Arbitrator selects a Year Factor equal to one (1), the award will be paid by EPL to the Objecting Franchisee within ten (10) business days following the date of the Arbitrator’s award.

(b)	In those instances where the Arbitrator selects a Year Factor that is greater than one (1), EPL may elect to pay the award to the Objecting Franchisee within the time period set forth in Section 7.6.5(a) above or in installments, each installment equal to the amount of the award divided by the Year Factor, the Year Factor to represent the number of years over which such award is to be paid. The first installment of the award will be paid within ten (10) business days following the date of the Arbitrator’s award. Each subsequent installment will be paid annually within ten (10) business days of the anniversary of the date of the Arbitrator’s award. If EPL elects to pay the award in installments as provided for in this Section 7.6.5(b), EPL shall deliver to Objecting Franchisee a promissory note in the form of Exhibit E. The outstanding balance of such promissory note shall bear interest at an interest rate equal to the prime rate published in the Wall Street Journal on the date the award is granted.

7.6.6. The Arbitrator will provide an explanation for the decision or award and will file the same with EPL. Copies of such decisions or awards will be provided to all franchisees upon reasonable request.

7.6.7. Subject only to the provisions of Section 9 of the Federal Arbitration Act specifying the standards for challenging the decision or award of an arbitrator, the decision or award of the Arbitrator will be binding. The decision or award of the Arbitrator will be confirmed and enforced as an arbitration award in accordance with the law of the appropriate court of competent jurisdiction.

7.6.8. Unless otherwise agreed to by each of the participants to the ADR Procedures, if the Developer is not EPL, the Developer will not be liable directly to an Objecting Franchisee for any compensation due to an Objecting Franchisee.

7.6.9. In determining the Gross Percentage Factor and the Year Factor, and in carrying out its analysis as to whether there has been an unreasonable impact resulting from the New Restaurant, the Arbitrator will consider, among other things, the factors, examples and analyses described in Exhibit F. The parties understand and acknowledge that such factors, examples and analyses are not exclusive and are incorporated to assist the Arbitrator in its determination of the type of factors to be used in establishing the Gross Percentage and the Year Factor.

ARTICLE VIII

GENERAL MATTERS RELATING TO MEDIATION AND ARBITRATION

SECTION 8.1. Mediators and Arbitrators.

8.1.1. A panel of mediators and arbitrators will be created by the Dispute Resolution Entity.

Unless otherwise agreed to by the participants to the Mediation or Arbitration Proceedings, no person selected as a mediator or arbitrator will:

(a)	have been an EPL franchisee or a franchisee of any other franchise system;

(b)	have been an officer, director or employee of EPL, any EPL franchisee, the Developer, the Objecting Franchisee, the franchisee or the franchisor or another franchise system or of any affiliate of the foregoing; or

(c)	have performed significant professional services for EPL or for one or more EPL franchisees or any such franchisee’s affiliates.

8.1.2. If mutually agreeable to the participants, the Arbitrator may be the same individual as the Mediator.

SECTION 8.2. Fees and Expenses of Mediation and Arbitration.

8.2.1. The Mediator’s and Arbitrator’s fees and other charges will be established at the time of selection.

8.2.2. Unless the participants otherwise agree, or except as provided in the following sentences, fees and expenses of the Mediator and any other expenses of Mediation will be shared equally by the participants. Each participant will bear its own costs, expenses and attorneys’ fees in preparing for and participating in Mediation. If a Study is conducted that projects that twelve (12%) percent or more of sales will transfer to the New Restaurant from an Objecting Franchisee’s restaurant, and EPL elects to approve the development of the New Restaurant, EPL will pay all fees and charges of the Mediator and any other expenses of conducting the Mediation, excluding, however, such Objecting Franchisee’s expenses and attorneys’ fees.

8.2.3. Unless the participants otherwise agree, or except as provided in the following sentences, fees and expenses of the Arbitrator and any other expenses of the

Arbitration Proceedings will be shared equally by the participants. Each participant will bear its own costs, expenses and attorneys’ fees in preparing for and participating in the Arbitration. Notwithstanding the foregoing, the Arbitrator may, at the Arbitrator’s discretion, order the participant deemed by the Arbitrator to be the non-prevailing party to pay all (or a portion of) the costs, attorneys’ fees and expenses incurred by the prevailing party in connection with the Arbitration Proceedings.

SECTION 8.3. Confidentiality.

8.3.1. The entire Mediation and Arbitration Proceeding will be considered settlement negotiations. Except as otherwise provided in Section 8.3.3 below, all offers, promises, conduct and statements, whether oral or written, made in the course of the Mediation or Arbitration Proceedings by the participants, their agents, employees, experts and attorneys, and by the Mediator or Arbitrator, will be and remain confidential. Such offers, promises, conduct and statements are privileged under any applicable mediation privilege, and will be inadmissible and not discoverable for any purpose, or in any other dispute between the parties or between one of the parties and any other person, including impeachment.

8.3.2. Each of the Mediator and Arbitrator will be disqualified as a witness, consultant, or expert for any participant, and in rendering a decision or award as is hereinafter provided, the Arbitrator’s oral and written opinions will be inadmissible for all purposes in this or any other dispute involving the participants or any other person.

8.3.3. Notwithstanding the provisions of Section 8.3.1 and 8.3.2, these ADR Procedures will not be deemed to preclude the disclosure of the terms of any settlement arrived at through Mediation, or the decision or award of the Arbitrator rendered as a result of the Arbitration Session.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Time. Unless otherwise provided in the ADR Procedures, the time periods provided in the ADR Procedures may be shortened or extended only by mutual written agreement of the participants.

SECTION 9.2. Miscellaneous Matters.

9.2.1. These ADR Procedures will become effective on the date set forth on the cover page to these procedures.

9.2.2. These ADR Procedures do not amend any franchise or other agreement to which EPL is a participant, except to the extent that they are incorporated by specific reference into a Franchise Agreement. These ADR Procedures may only be modified in the manner described in such Franchise Agreement. These ADR Procedures will not create any third party beneficiary rights. These ADR Procedures represent the sole procedure and remedy for an Objecting Franchisee with respect to any matter relating to a New Restaurant Dispute.

9.2.3. A franchisee that has submitted an Objection Notice will not be denied expansion approval solely because of its objection provided that such franchisee is otherwise fully approved to expand to new EPL locations and such franchisee has formally entered into and remains in compliance with the ADR Procedures, including execution of an Arbitration Agreement and depositing the ADR Deposit with EPL.

9.2.4. These ADR procedures will be governed by and construed in accordance with the laws of the State of California and the Federal Arbitration Act. All notifications and communications required under these ADR procedures shall be in writing and be given pursuant to the notification requirements set forth in the Objecting Franchisee’s franchise agreement.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

EXHIBIT “A”

SUMMARY REPORT TO OBJECTION NOTICE

General Instructions

A. Complete a separate form for each existing El Pollo Loco® restaurant (an “Existing Restaurant”) within the Notification Radius you believe may be unreasonably encroached upon and impacted by the proposed new restaurant site (the “Target Site”). “Notification Radius” has the meaning specified in Article II of the Procedures for Resolving Disputes Relating to the Development of New Restaurants promulgated by EPL.

B. Attach a street map of the area surrounding the Existing Restaurant and the proposed Target Site (scale of the map should be approximately 1-10 mile or larger).

Specific Information

A. Answer each of the following questions. Answers must be specific and not contain any general or conclusory statements.

1.	EXISTING RESTAURANT

El Pollo Loco #

Cross Streets	and

Address

2.	PROPOSED SITE

Cross Streets	and

Address

3.	Shortest driving distance and travel time between Existing Restaurant and proposed Target Site

Distance

Time of Day	Minutes	Breakfast

Time of Day	Minutes	Lunch

Time of Day	Minutes	Dinner

Describe roads driven to obtain above distance and time

Shortest distance between Existing Restaurant and proposed Target Site “as the crow flies” (straight line)

Distance

4.	From what geographic area do you think the Existing Restaurant currently is drawing customers? Define the trade area and be specific—include street names, radius, distance and traffic generators (i.e., a mall or schools).

5.	What areas described in #4 do you think the proposed Target Site’s trade area will encroach upon? Be specific.

6.	In your opinion, what is the trade area of the proposed Target Site? Be specific—include street names, radius, distance and traffic generators.

7.	Which traffic arteries provide the main flow of traffic to the Existing Restaurant? Include street names and directional flow.

8.	Which main arteries do you think will be providing traffic flow to the proposed Target Site? Include street names and directional flow.

9.	Are there any natural or man made barriers which separate the Existing Restaurant from the proposed Target Site? If yes, please describe.

10.	How would you rate the physical appearance of the Existing Restaurant compared to a new El Pollo Loco Restaurant? Better than, equal to, or not as good as a new facility (choose one). Give reasons for your opinion.

11.	What is the date of the last remodel at the Existing Restaurant and what was the scope of work? Be specific.

12.	Does the franchisee currently have any plans to upgrade the Existing Restaurant? If so, what are the proposed upgrades? Be specific, include scope of work and dates.

13.	What percentage of the Existing Restaurant’s sales do you think the proposed Target Site will capture if it is built?

14.	Would lunch or dinner be most affected? Why?

15.	What marketing activities have taken place at the Existing Restaurant in the past six months other than national promotions? Please be specific. How successful were they?

16.	Do you believe the market can support an El Pollo Loco Restaurant at the proposed Target Site if it is owned by the operator of the Existing Restaurant? If so, please explain your reasons.

BY:	DATE:	, 200

EXHIBIT “B”

ARBITRATION AGREEMENT

For valuable considerations, the receipt of which each party to this agreement acknowledges, the undersigned agree to resolve the following described dispute by using the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedure”) promulgated by El Pollo Loco, Inc.

Nature of Dispute:

The parties agree to forego the filing of any lawsuit or legal action relating to the dispute and agree to be bound by the decision or award of the Dispute Resolution Entity (as defined in the ADR Procedures) under the ADR Procedures.

The rules and provisions of the ADR Procedures are incorporated herein by reference and the parties agree to be bound by same.

DATED this	day of	, 200

EL POLLO LOCO, INC.

By:

[OBJECTING FRANCHISEE]

By:

EXHIBIT “C”

DEMAND PROMISSORY NOTE

$

FOR VALUE RECEIVED, we, the undersigned (“Makers”) jointly and severally, promise to pay to the order of EL POLLO LOCO, INC. (“EPL”), a Delaware corporation, [INSERT ADDRESS], ON DEMAND, the principal sum of                      Dollars ($            ). Until demand for payment is made, this Note shall not accrue interest. Terms not otherwise defined in this Note shall have the meanings specified in the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedures”) promulgated by EPL.

The Makers hereby waive presentment, notice, protest and all other notices required or permitted hereunder and by law in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or of any other indulgence, substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable on this Note.

This Note is being given to evidence the loan by EPL to the Objecting Franchisee pursuant to the ADR Procedures, the terms of which are expressly made a part of this instrument. The Makers hereof acknowledge that payment may be demanded by EPL upon the earlier to occur of: (i) settlement of the New Restaurant Dispute through Mediation or otherwise, (ii) conclusion of the Arbitration Proceedings, or (iii) any default by the Makers of the terms of any Franchise Agreement, or the occurrence of an event of default by which there is a violation of the terms and covenants of any other contractual obligation by the Makers hereof to EPL. The terms, covenants and conditions of agreements between the Makers and EPL are expressly made a part of this instrument.

This Note is payable by mail or in person at the office of EPL or such other place as EPL may designate.

In the event of delinquency in the payment of any principal or interest due on this Note or in the event of any other default under this Note it becomes necessary to retain an attorney for collection or to enforce the terms and conditions hereof, the Makers agree to pay reasonable attorneys’ fees, whether suit is brought or not.

The enforceability of the terms of this Note and the legality of the interest rate specified herein shall be interpreted in accordance with and governed by the laws of the State of California. In the event of litigation involving this Note, Makers agree that this Note shall be construed in accordance with California law or the law of any other jurisdiction which has any relationship to the transaction and under whose laws this Note would be enforceable.

In the event payment in full is not made within thirty (30) days of demand, interest on the unpaid balance shall accrue at the maximum rate allowed by California law, or if no maximum rate relating to this Note is in effect in the State of California, ten (10%) percent per annum.

During the term of this Note, and upon ten (10) days’ written request by EPL or any other holder of this Note, each Maker agrees to give EPL or such holder adequate assurances as to such Maker’s ability to comply with the terms of this Note. Such assurances shall include, but not be limited to, such Maker’s then current financial statement, which EPL or such holder may require be certified by a Certified Public Accountant. Each Maker agrees that EPL or such holder may disclose such financial statements, or any other financial information pertaining to such Maker which EPL or such holder may possess, to any potential buyer, assignee or holder in due course of this Note.

This Note is personal to the Makers and is not assignable. In the event any Maker sells, assigns or transfers its interest in the Franchise Agreement for El Pollo Loco Restaurant #            , the entire principal amount then outstanding on this Note shall immediately become due and payable. This Note is assignable by EPL.

The Makers acknowledge that a default under the terms of this Note shall constitute a default under the terms of the Franchise Agreement between Makers and EPL for Restaurant #            .

[OBJECTING FRANCHISEE]

By:

[MAKER]

By:

EXHIBIT “D”

ARBITRATOR RETENTION AGREEMENT

This Arbitrator Retention Agreement is made this              day of                     , 200    .

A dispute involving the development of a new restaurant by El Pollo Loco, Inc. has arisen between El Pollo Loco, Inc. (“EPL”) and                                      (“Objecting Franchisee”). EPL and Objecting Franchisee have agreed to participate in an alternative dispute resolution procedure pursuant to the “Procedures For Resolving Disputes Relating to the Development of New Restaurants,” (the “ADR Procedures”) a copy of which is annexed hereto.                                      (“Arbitrator”) has been chosen as a neutral arbitrator for the alternative dispute resolution procedures. EPL, Objecting Franchisee and the Arbitrator accordingly agree as follows:

1. The Arbitrator agrees to be bound by and to use his best efforts to comply faithfully with the ADR Procedures, including without limitation, the provisions regarding confidentiality.

2. The Arbitrator and the Arbitrator’s employees, agents, partners and shareholders, if applicable, shall not be liable for any respective act or omission in connection with the ADR Procedures other than as a result of fraud or an intentional and willful failure to comply with the material provisions of the ADR Procedures after having received written notice of such failure and refusal by the Arbitrator to correct such failure. Exercise of discretion shall not, by itself, result in any liability.

3. The Arbitrator has made a reasonable effort to learn and has disclosed to the parties in writing:

(a)	All business or professional relationships the Arbitrator has had with the parties or the parties’ law firms within the past five (5) years, including all instances in which the Arbitrator has served as an attorney for any party or adverse to any party;

(b)	Any financial interests the Arbitrator has in any party;

(c)	Any significant social, business or professional relationship the Arbitrator has had with an officer or employee of any party or with an individual representing any party; and

(d)	Any other circumstances that may create doubt regarding the Arbitrator’s impartiality.

4. Neither the Arbitrator nor the Arbitrator’s firm shall undertake any work for or against a party regarding the subject matter of the dispute.

5. Neither the Arbitrator nor any person assisting the Arbitrator with the ADR Procedures shall personally work on any matter for or against any party or its affiliates regardless of the subject matter, prior to one (1) year following cessation of the Arbitrator’s services in this proceeding other than as an arbitrator in this or another proceeding.

6. The Arbitrator’s firm may work on matters for or against a party during the pendency of the ADR Procedures if such matters are unrelated to the subject matter of the ADR Procedures, have been disclosed in advance to all parties hereto, are discussed with all of the parties hereto, and are expressly consented to in writing by such parties (“Unrelated Approved Activities”). The Arbitrator shall establish appropriate safeguards to ensure that other members or employees of the Arbitrator’s firm not working on the ADR Procedures do not have access to any confidential information obtained by the Arbitrator during the course of the ADR Procedures. The Arbitrator hereby represents that there are no Unrelated Approved Activities as of the date hereof.

7. The Arbitrator shall be compensated for services performed in connection with the ADR Procedures in accordance with paragraph 8.2.1 of the ADR Procedures. The Arbitrator’s fee shall be taxed as costs and paid as determined by the Arbitrator.

8. Counsel representing each party is as follows:

Counsel for Objecting Franchisee:

Counsel for EPL:

EL POLLO LOCO, INC.

By:

Vice President

[ARBITRATOR]

By:

[OBJECTING FRANCHISEE]

By:

Name:

EXHIBIT “E”

PROMISSORY NOTE

$

FOR VALUE RECEIVED, the undersigned, EL POLLO LOCO, INC. (“EPL”), a Delaware corporation, [INSERT ADDRESS], promises to pay to the order of                                     , (“Franchisee”) the principal sum of                                      Dollars ($ ) together with interest on the unpaid principal balance hereof. Terms not otherwise defined in this Note shall have the meanings specified in the Procedures for Resolving Disputes Relating to the Development of New Restaurants (the “ADR Procedures”) promulgated by EPL.

Interest at the rate of             %¹ simple interest per annum shall be payable annually concurrently with the payment of principal required herein.

EPL hereby waives presentment, notice, protest and all other notices required or permitted hereunder and by law in connection with the delivery, acceptance, performance, default or enforcement of this Note and assents to any extension or postponement of the time of payment or of any other indulgence, substitution, exchange or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable on this Note.

This Note is being given to evidence EPL’s obligation to Franchisee pursuant to the Arbitrator’s award granted under the ADR Procedures. The terms, covenants and conditions of the ADR Procedures and other agreements between Franchisee and EPL are expressly made a part of this instrument.

The principal of this Note shall be repaid in annual installments in accordance with the Principal Repayment Schedule attached hereto as Schedule 1.

This Note may be prepaid in whole or in part by the undersigned at any time, or from time to time, without premium or penalty.

¹ The fixed interest rate will be equal to the prime rate published in the Wall Street Journal for the day on which the award is granted.

The enforceability of the terms of this Note and the legality of the interest rate specified herein shall be interpreted in accordance with and governed by the laws of the State of California

EL POLLO LOCO, INC., a Delaware corporation

BY:	Name:

Title:

Schedule 1

Date of Principal Repayment	Amount

EXHIBIT “F”

FACTORS, EXAMPLES AND ANALYSES

FOR DETERMINING GROSS PERCENTAGE AND YEAR FACTOR

OVERVIEW:

There are numerous factors that influence the sales of any EPL restaurant. It is the Arbitrator’s responsibility under these ADR Procedures to consider all such factors which may be relevant to understanding the negative sales impact experienced by an Existing Site. A few examples of factors other than a new EPL restaurant which may negatively impact an Existing Site’s sales and therefore must also be considered by the Arbitrator include:

- Declining sales trends at the Existing Site pre-dating the New Restaurant

- Loss of traffic flows street (closures, construction activity, etc.)

- New, non-EPL competition

- Overall economic conditions/recession

A useful hierarchy to understand the various components of the overall impact on an Existing Site, and to isolate the influence of those specific factors to be utilized in determining the award pursuant to Section 7.6.4, is as follows:

A.	Overall Impact on Objecting Franchisee’s Existing Site Sales	XX%

B.	Plus or Minus DMA-Wide Trends	+/-X%

C.	Impact Caused Within Existing Site’s Trade Area	= XX%

D.	Plus or Minus Factors Other Than New Restaurant	+/-X%

E.	Impact on Existing Site by New Restaurant	= X%

F.	Less Allowable Transfer Factor	- X%

G.	Gross Percentage Factor	= X%

Step I of the following methodology will assist in determining item C above- the impact on the Existing Site’s sales that appears to be localized within that restaurant’s trade area.

Step II will assist in identifying how much of this localized impact appears attributable to the New Restaurant in question, rather than other factors within the Existing Site’s trade area. This will yield item E above, which is the starting point in the award calculation described at Step 1. of Section 7.6.4.

METHODOLOGY TO ISOLATE IMPACT OF NEW RESTAURANT ON EXISTING SITE’S SALES:

STEP I:

Determine how much the sales of the Existing Site have been impacted overall during the first 12 months of operations of the New Restaurant (the “Post Period”), and then isolate that portion of the impact attributable to factors within the Existing Site’s trade area, by answering the following questions:

1.	What has been the % change in the Existing Site’s year-over-year sales (“Y-O-Y Growth Rate”) during the Post Period vs. the prior 12 months (the “Pre Period”)?

2.	How does this Y-O-Y Growth Rate compare to the average experience of other EPL’S in the same county or demographic market area (“DMA”) over this same period of time?

3.	How closely did the Existing Site’s Y-O-Y Growth Rate track that of the overall DMA average prior to the opening of the New Restaurant? How consistent has the variation between the two Y-O-Y Growth Rates been, historically?

Example 1: Existing Site’s net sales decline 4% during the Post Period vs. the Pre Period. However, the overall average decline of all restaurants in this DMA during the same period is 6%. For the 2 years prior to the Pre Period, the Existing Site’s Y-O-Y Growth Rate was 2% greater than the overall DMA average, and this trend was fairly consistent from month to month.

Inference: While not conclusive in itself, this data suggests that the sales decline experienced by the Existing Site during the Post Period is due to factors other than the New Restaurant. In fact, we might have “expected” the Existing Site to decrease by 4% during the Post Period based on its previous trends vs. the overall DMA.

Example 2: All facts the same as Example 1, including a 4% decline for the Existing Site, except the overall DMA Y-O-Y Growth Rate Post vs. Pre Period is a positive 6%.

Inference: Again, while not conclusive by itself, this data suggests that the Existing Site has experienced a 12% decrease vs. expectation during the Post Period due to localized factors specific to the Existing Site trade area, and not due to DMA-wide variables.

STEP II:

If there appears to be an impact on the Existing Site that is due to factors within its trade area, rather than due to broader, DMA-wide trends (Example 2 above), identify all significant factors that may have contributed to this impact in addition to the New Restaurant. These could include but may not be limited to the following:

1.	Decline in potential customer traffic in Existing Site’s trade area:

A.	Loss of traffic generators (closure of nearby military base, shopping center Anchor tenant or large employer in trade area).

B.	Loss of traffic flows (closure of streets, bridges or freeway ramps).

C.	Newer traffic generators developed in nearby trade areas eclipse traffic generators in Existing Site’s trade area.

2.	New restaurant competition other than the new EPL in the Existing Site’s trade area.

3.	Change in the Management Team or deterioration in the quality of operations of the Existing Site. It may be conversely true that new traffic generators, improvement in traffic flows or the closure of competing restaurants in an Existing Site’s trade area, or an improvement in the quality of operations in an Existing Site would have resulted in a positive impact on the Existing Site’s sales but for the opening of the New Restaurant.

It may be difficult to separately identify the negative or positive impact of the above factors on an Existing Site’s sales from the impact of the New Restaurant. It may be that one can do so only by paying close attention to the dates that each factor became relevant, and tracking the incremental impact of each on the Existing Site’s Y-O-Y Growth Rate.

Example 3: Existing Site is in an older shopping center; many of the co-tenants have never remodeled or updated their facilities. New regional “Power Center” with a Walmart, Toys R Us, Home Depot, a 20 Theater Cinema and several new restaurants (but no EPL’s) opens 3 miles away. Existing Site’s sales drop 8% within one month. Assume overall DMA sales are flat during this period, and no other new variables or any other change in the trade area.

Inference: Many of the Existing Site’s customers will be drawn to the traffic generators in the new center, and allocate some of their limited eating out dollars to whatever restaurant choices are available when they are there, since it is convenient. All or a substantial portion of the 8% drop in sales can reasonably be attributed to the new center.

Example 4: Same as Example 3, except that a new EPL Restaurant opens at the new Power Center 6 months after the last anchor tenant opens. Existing Site’s sales then decline further, to a 12% overall decline vs. before the Power Center opened, as follows:

Existing Site’s Avg. Monthly Sales:	Amount	Cumulative % Change
12 months prior to New Power Center opening	$83,333	—
First 6 months New Power Center open	$76,666	(8%)
Next 12 months New Restaurant Open	$73,333	(12%)

Inference: It would appear that the majority of the decline is due to the existence of the new Power Center (8%), and that only about 4% is due to the New Restaurant (= 12%- 8%).

DISCUSSION RE: YEAR FACTOR:

The intention of the Year Factor is to recognize that restaurant businesses are often valued based upon a multiple of cash flows. If an Objecting Franchisee suffers a permanent reduction in sales and cashflows in an Existing Site due to unreasonable impact by a New Restaurant, then the business value of the Existing Site has declined by some multiple of the reduction. If the sales reduction is expected to become even greater over time, based upon trends observed during the Post Period, a larger multiple should be selected by the Arbitrator. Conversely, if trends observed during the Post Period or other evidence appear to indicate that the impact of the New Restaurant upon the Existing Site will diminish over time, a relatively smaller multiple should be used.

EL POLLO LOCO FRANCHISE AGREEMENT

EXHIBIT B

MEMORANDUM OF OPENING DATE

On                         , 2001 El Pollo Loco, Inc. (“Company”), and                                      (“Franchisee”), entered into a Franchise Agreement (the “Franchise Agreement”) for an “El Pollo Loco” Restaurant to be located at                                      (the “Location”).

The parties hereby agree that the Opening Date of the Restaurant at the Location was                         , 2001.

The term of the Franchise Agreement shall expire on , unless sooner terminated as provided in the Franchise Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Opening Date to be executed as of the          day of                     , 200    .

THE COMPANY:	FRANCHISEE:
EL POLLO LOCO, INC., a Delaware Corporation

By:	By:

By:	By:

Date:	Date:

EL POLLO LOCO FRANCHISE AGREEMENT

EXHIBIT C

PERSONAL GUARANTEE

The undersigned hereby unconditionally guarantees, absolutely and irrevocably the performance and payment by Franchisee (as defined below) of, and expressly agrees to adopt and be bound by, each and all of the terms, covenants and conditions of that certain Franchise Agreement dated                     , 2004 (the “Agreement”) between EL POLLO LOCO, INC., a Delaware corporation (“Franchisor”) whose address is 3333 Michelson Drive, Suite 550, Irvine, CA 92612 and                                      (“Franchisee”) whose address is                                     . The undersigned further agrees as follows:

1. This guarantee will continue unchanged by any bankruptcy, reorganization or insolvency of Franchisee or by any disaffirmance or abandonment by a trustee of Franchisee.

2. This covenant and agreement on the part of the undersigned shall continue in favor of Franchisor notwithstanding any extension, modification or alteration of the Agreement entered into by and between the parties thereto, or their successors or assigns, and no extension, modification, alteration or assignment of the Agreement shall in any manner release or discharge the undersigned and the undersigned does hereby consent thereto.

3. The liability of the undersigned under this guarantee shall be primary and in any right of action which shall accrue to Franchisor under the Agreement, Franchisor may, at its option, proceed against the undersigned without having commenced any action or having obtained any judgment against Franchisee.

4. The undersigned shall pay Franchisor’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection or in any negotiations relative to the obligations hereby guaranteed or enforcing this guarantee against the undersigned, individually and jointly only if final judgment is entered in favor of Franchisor.

5. The undersigned hereby waives notice of any demand by Franchisor as well as any notice of default in the payment of any and all amounts contained or reserved in the Agreement.

6. All sums due under this guarantee shall bear interest from the date due until the date paid at the maximum contract rate permitted by law. The obligations under this guarantee include, without limitation, payment when due of any and all sums due under the Agreement and all damages to which Franchisor is or may be entitled whether under applicable law, indemnification payments and payment of any and all legal fees, courts costs and litigation expenses incurred by Franchisor in endeavoring to collect or enforce any of the foregoing against Franchisee, the undersigned, or in connection with any property securing any or all of the foregoing or this guarantee.

7. The undersigned agrees that one or more successive or concurrent actions may be brought on this guarantee, in the same action in which Franchisee may be sued or in separate actions, as often as deemed advisable by Franchisor. The obligations under this guarantee are joint and several, and independent of the obligations of Franchisee.

8. No election in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Franchisor’s right to proceed in any other form of action or proceeding or against any other party. The failure of Franchisor to enforce any of the provisions of this guarantee at any time or for a period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce the same. All remedies under this guarantee shall be cumulative and shall be in addition to all rights, powers and remedies given to Franchisor by law or under any other instrument or agreement.

9. All rights, benefits and privileges under this guarantee shall inure to the benefit of and be enforceable by Franchisor and its successors and assigns and shall be binding upon the undersigned and his heirs, representatives, successors and assigns. Neither the death of the undersigned nor notice thereof to Franchisor shall terminate this guarantee as to his estate, and, notwithstanding the death of the undersigned or notice thereof to Franchisor, this guarantee shall continue in full force and effect. The provisions of this guarantee may not be waived or amended except in writing executed by the undersigned and a duly authorized representative of Franchisor.

10. The undersigned represents and warrants that (i) it is in the undersigned’s direct interest to assist Franchisee in procuring the Agreement, because Franchisee has a direct or indirect corporate or business relationship with the undersigned, (ii) this guarantee has been duly and validly authorized executed and delivered and constitutes the binding obligation of the undersigned, enforceable in accordance with its terms, and (iii) the execution and delivery of this guarantee does not violate (with or without the giving of notice, the passage of time, or both) any order, judgment, decree, instrument or agreement to which the undersigned is a party or by which it or its assets are affected or bound.

11. If any provision of this guarantee or the application thereof to any party or circumstance is held invalid, void, inoperative, or unenforceable, the remainder of this guarantee and the application of such provision to other parties or circumstances shall not be affected thereby, the provisions of this guarantee being severable in any such instance. This guarantee is the entire and only agreement between the undersigned and Franchisor respecting the guaranty of the Agreement, and all representations, warranties, agreements, or undertakings heretofore or contemporaneously made, which are not set forth in this guarantee, are superseded.

12. Any notice which a party shall be requested or shall desire to give to the other under this guarantee shall be given by personal delivery or by depositing the same in the United States mail, first class postage pre-paid, addressed to Franchisor at its address set forth above and to the undersigned at its address set forth above, and such notices shall be deemed duly given on the date of personal delivery or three (3) days after the date of mailing as aforesaid. Either party may change their address for purposes of receiving notices under this guarantee by giving written notice thereof to the other party in accordance with this section.

13. This guarantee is governed by and construed according to the laws of the State of California applicable to contracts made and to be performed in such state. In order to induce Franchisor to accept this guarantee, and as a material part of the consideration therefore, the undersigned (i) agrees that all actions or proceedings relating directly or indirectly to this guarantee shall, at the option of the Franchisor, be litigated in courts located within the State of California, and (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery or any other method permitted by law.

The undersigned waives and relinquishes any rights it may have under California Civil Code 2845, 2849 and 2850 or otherwise to require Franchisor to (a) proceed against Franchisee or any other guarantor, pledgor or person liable under the Agreement; (b) proceed against or exhaust any security for the Franchisee or this guarantee; or (c) pursue any other remedy in Franchisor’s power whatsoever. In other words, Franchisor may proceed against the undersigned for the obligations guaranteed without first taking any action against Franchisee or any other guarantor, pledgor or person liable under the Agreement and without proceeding against any security. The undersigned shall not have, and herby waives (a) any right of subrogation, contribution, indemnity and any similar right that the undersigned may otherwise have, (b) any right to any remedy which Franchisor now has or may hereafter have against Franchisee, and (c) any benefit of any security now or hereafter held by Franchisor. The undersigned waives (a) all presentments, demands for performance, notices of non-performance, protests, notices of protests and notices of dishonor; (b) all other notices and demands to which the undersigned might be entitled, including without limitation notice of all the following: the acceptance hereof; any adverse change in Franchisee’s financial position; any other fact which might increase the undersigned’s risk; any default, partial payment or non-payment under the Franchisee and any changes, modifications, or extensions thereof; and any revocation, modification or release of any guaranty of any or all of the Agreement by any person (including without limitation any other person signing this guarantee): (c) any defense arising by reason of any failure of Franchisor to obtain, perfect, maintain or keep in force any security interest in any property of Franchisee or any other person; (d) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Franchisee or any other guarantor or any person liable under the Agreement.

Without limiting the generality of the foregoing or any other provision of this guarantee, the undersigned expressly waives any and all benefits which might otherwise be available to it under California Civil Code 2839 (which provides that a surety is exonerated by the performance or the offer of performance of the principal obligation), 2899 (which provides for the order of resort to different funds held by the creditor) and 3433 (which provides for the right of a creditor to require that another creditor entitled to resort to several sources of payments first resort to sources not available to the first creditor). The undersigned waives the rights and benefits under California Civil Code 2819 and agrees that by doing so its liability shall continue even if Franchisor alters any obligations under the Agreement in any respect or Franchisor’s rights or remedies against Franchisee are in any way impaired or suspended without the undersigned’s consent. Franchisor may without notice assign this guarantee in whole or in part.

14. The undersigned has had the opportunity to review this guarantee with its counsel and such counsel has explained to it the meaning and significance of the provisions of this guarantee, including but not limited to the waivers and consents contained in this guarantee, and answered any questions that it had regarding the meaning, significance and effect of the provisions of this guarantee.

The use of the singular herein shall include the plural. The obligations of two or more parties shall be joint and several. The terms and provisions of this guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of the parties herein named.

IN WITNESS WHEREOF, the undersigned executed this guarantee on this          day of                     , 200    .

NAME	NAME

EL POLLO LOCO FRANCHISE AGREEMENT

EXHIBIT D

AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS

(DIRECT DEBITS)

The undersigned depositor (“Depositor”) hereby authorizes El Pollo Loco, Inc. (“El Pollo Loco”) to initiate debit entries and/or credit correction entries to the Depositor’s checking and/or savings account(s) indicated below and the depository (“Depository”) to debit such account pursuant to El Pollo Loco’s instructions.

Depository	Branch

Street Address, City, State, Zip Code

Bank Transit/ABA Number	Account Number

This authority is to remain in full force and effect until Depository has received joint written notification from El Pollo Loco and Depositor of the Depositor’s termination of such authority in such time and in such manner as to afford Depository a reasonable opportunity to act on it. Notwithstanding the foregoing, Depository shall provide El Pollo Loco and Depositor with thirty (30) days’ prior written notice of the termination of this authority. If an erroneous debit entry is initiated to Depositor’s account, Depositor shall have the right to have the amount of such entry credited to such account by Depository, if within fifteen (15) calendar days following the date on which Depository sent to Depositor a statement of account or a written notice pertaining to such entry or forty five (45) days after posting, whichever occurs first, Depositor shall have sent to Depository a written notice identifying such entry, stating that such entry was in error and requesting Depository to credit the amount thereof to such account. These rights are in addition to any rights Depositor may have under federal and state banking laws.

Depositor	Depository

By:	By:

Title:	Title:

Date:	Date:

EL POLLO LOCO FRANCHISE AGREEMENT

SCHEDULE 1

OWNERSHIP OF FRANCHISEE